Exhibit 10.1

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (“Agreement”), dated as of February 4, 2022, is by and among The Jerry and Lisa Morris Revocable Trust dated November 18, 2002 (“Morris”), Jeffrey Posner (“Posner” and each of Morris and Posner, a “Seller” and collectively, the “Sellers”), DIGERATI TECHNOLOGIES, INC., a Nevada corporation (“Parent”), and T3 COMMUNICATIONS, INC., a Nevada corporation and controlled subsidiary of Parent (“Buyer”).

WHEREAS, the Sellers own all of the issued and outstanding equity interests of every class and series, and all rights to subscribe for or acquire equity interests by exercise or exchange, as more fully set forth in Schedule 1 (collectively, the “Shares”) of Next Level Internet, Inc., a California corporation (the “Company”); and

WHEREAS, the Company is engaged in the business of providing cloud-based Unified Communications-as-a-Service, collaboration, contact center, managed connectivity and other voice and data services to small, medium and large enterprises (hereinafter, the “Business”); and

WHEREAS, Buyer desires to acquire the Shares from the Sellers and the Sellers desire to sell the Shares to Buyer;

NOW, THEREFORE, in consideration of mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Article I
CERTAIN DEFINITIONS; INTERPRETATION

Section 1.01 Capitalized Terms. Capitalized terms not otherwise defined in this Agreement have the meanings set forth in the Appendix.

Section 1.02 Interpretation. For purposes of this Agreement, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein to Sections, Disclosure Schedules, Appendices and Exhibits mean the Sections of, and Disclosure Schedules, Appendices and Exhibits to, this Agreement. Any reference to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. Any reference to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules, Appendices and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Article II
PURCHASE AND SALE OF EQUITY INTERESTS; PURCHASE PRICE

Section 2.01 Purchase and Sale of Shares. Upon and subject to the terms set forth in this Agreement, on the Closing Date, Buyer does hereby purchase from the Sellers, and the Sellers do hereby sell to Buyer, the Shares, free and clear of all Encumbrances.

Section 2.02 Purchase Price. The aggregate consideration payable by Buyer for the Shares is the sum of the following amounts (the “Purchase Price”), paid and to be paid by Buyer as set forth below:

(a) an amount equal to EIGHT MILLION, NINE HUNDRED THOUSAND and NO/100 UNITED STATES DOLLARS ($8,900,000.00), minus the sum of (i) $25,000.00 paid by Buyer in connection with that certain letter agreement dated January 25, 2022 (the receipt of which is hereby acknowledged by Sellers), (ii) up to $30,000.00 in Transaction Expenses incurred after December 31, 2021 and paid by the Company out of Cash from operations prior to the Closing, (iii) the aggregate amounts set forth in the Payoff Letters, (iv) Transaction Expenses outstanding as of the Closing Date, and (v) any Indebtedness of the Company outstanding as of the Closing Date, paid by Buyer to the Sellers on the Closing Date, pro rata in accordance with the Ownership Percentages, by wire transfer of immediately available funds to the bank accounts designated by the Sellers at least two business days before the Closing;

(b) the amounts set forth in the Payoff Letters, paid by Buyer on behalf of the Company to the holders of the Indebtedness set forth in such Payoff Letters on the Closing Date, by wire transfer of immediately available funds in accordance with the Payoff Letters;

(c) the amount of Transaction Expenses outstanding as of the Closing Date, paid by Buyer on behalf of the Company to the Persons entitled thereto, by wire transfer of immediately available funds (subject to applicable withholdings, if any);

(d) the amount of TWO MILLION and NO/100 UNITED STATES DOLLARS ($2,000,000.00), to be paid by Buyer to Sellers, pro rata in accordance with the Ownership Percentages, in accordance with the unsecured adjustable promissory notes issued by Buyer on the Closing Date (the “Adjustable Notes”); and

(e) the amount of TWO MILLION and NO/100 UNITED STATES DOLLARS ($2,000,000.00), to be paid by Buyer to Sellers, pro rata in accordance with the Ownership Percentages, in accordance with the unsecured convertible promissory notes issued by Buyer on the Closing Date (the “Convertible Notes”).

Section 2.03 Estimated Net Working Capital. At least two business days prior to the Closing, the Sellers shall and shall cause the Company to deliver to Buyer an estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”) and a calculation by the Company of the estimated Net Working Capital of the Company as of the Closing Date (“Estimated Net Working Capital”) based upon the Estimated Closing Balance Sheet, together with a certificate signed by each Seller and the chief executive officer of the Company, certifying that each of the Estimated Closing Balance Sheet and the calculation of Estimated Net Working Capital were prepared in accordance with GAAP in good faith from the books and records of the Company. Prior to the Closing, the Sellers shall cause the Company to provide Buyer and its representatives copies of all records and work papers used in preparing the Estimated Closing Balance Sheet and the computation of the Estimated Net Working Capital and reasonable access to the employees and advisors of the Company who prepared such information and calculations.

Section 2.04 Post-Closing Adjustment.

(a) Calculation of Net Working Capital. Within 10 days after the filing of the Current Report on Form 8-K (or an amendment thereto) that includes the Company’s audited financial statements as of the Closing Date in accordance with Section 6.01, Buyer shall prepare and deliver to the Sellers a statement in the form attached as EXHIBIT A (the “Closing Statement”), setting forth Buyer’s good faith calculation of Net Working Capital as of the Closing Date based upon such audited financial statements, along with copies of any working papers, trial balances and similar materials relating to the Closing Statement prepared by or on behalf of Buyer.

(b) Examination of Closing Statement. The Sellers shall review the Closing Statement to confirm the accuracy of the Closing Statement and Buyer’s calculation of Net Working Capital as of the Closing Date set forth therein. If the Sellers fail to give Buyer written notice of any Disputed Amounts within 30 days after the Sellers received the Closing Statement (the “Review Period”), then the Closing Statement and the calculation of Net Working Capital as of the Closing Date shall become final and binding on all parties for all purposes.

(c) Disputes. If the Sellers give Buyer written notice of any calculations set forth in the Closing Statement that the Sellers dispute in good faith on or before the expiration of the Review Period (“Disputed Amounts”), then Buyer and the Sellers shall attempt in good faith to agree on any adjustments that should be made to the Closing Statement. If Buyer and the Sellers reach agreement with respect to all of the Disputed Amounts, the Closing Statement as modified to reflect such agreement shall become final and binding on all parties for all purposes. If Buyer and the Sellers are unable to resolve any Disputed Amounts within 60 days after the Sellers received the Closing Statement, Buyer and the Sellers will engage a mutually agreed upon independent public accounting firm that has no prior relationship with the Company or Buyer (the “Independent Accountant”) to resolve, exclusively, such unresolved Disputed Amounts. The Independent Accountant shall make its determination regarding such unresolved Disputed Amounts by calculating such amounts in a manner consistent with GAAP and the definitions of the components of Net Working Capital included in this Agreement. If unresolved Disputed Amounts are submitted to the Independent Accountant for resolution, Buyer and the Sellers shall each furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the unresolved Disputed Amounts as the Independent Accountant may reasonably request and are available to the parties or their respective agents and shall be afforded the opportunity to present to the Independent Accountant any materials relating to the unresolved Disputed Amounts and to discuss the unresolved Disputed Amounts with the Independent Accountant. The decision of the Independent Accountant with respect to the unresolved Disputed Amounts shall be provided in writing and, if possible, be made within 10 days after the engagement of the Independent Accountant and shall be final and binding on all parties for all purposes. The Closing Statement shall be revised, if necessary, to reflect the final determination of the components thereof. The fees, costs and expenses of the Independent Accountant (i) will be borne by the Sellers, in the proportion that the aggregate dollar amount of the unresolved Disputed Amounts that are unsuccessfully disputed by the Sellers (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of all unresolved Disputed Amounts, and (ii) will be borne by Buyer in the proportion that the aggregate dollar amount of the unresolved Disputed Amounts that are successfully disputed by the Sellers (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of all unresolved Disputed Amounts.

(d) Post-Closing Adjustment. Within three business days after final determination of Net Working Capital in accordance with this Section 2.04, but not earlier than 120 days after the Closing Date, (i) Buyer shall pay to the Sellers by wire transfer an amount equal to the amount by which Net Working Capital set forth in the Closing Statement is more than the Net Working Capital Upper Limit, pro rata in accordance with the Ownership Percentages, and the Purchase Price shall be increased accordingly; and (ii) Sellers shall, jointly and severally, pay to Buyer by wire transfer an amount equal to the amount by which Net Working Capital set forth in the Closing Statement is less than the Net Working Capital Lower Limit, and the Purchase Price shall be reduced accordingly.

Section 2.05 Tax Treatment. Any amounts paid by Buyer or the Sellers pursuant to Section 2.04 shall be treated by the parties for Tax purposes as an adjustment to the consideration paid for the Shares.

Article III
REPRESENTATIONS OF THE SELLERS

Except as set forth on the Disclosure Schedules (it being understood that no matter disclosed in any Section of the Disclosure Schedules shall be deemed to be a disclosure for purposes of any other Section of the Disclosure Schedules except to the extent that the applicability of such disclosure to such other Section of the Disclosure Schedules is reasonably apparent on its face), each Seller severally, as to itself and not as to any other Seller, represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the Closing Date.

Section 3.01 Powers and Capacity of the Sellers. Such Seller has all necessary legal capacity, powers and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 3.02 Authorization, Execution and Enforceability of Agreement. This Agreement has been duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by Buyer) constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each other Transaction Document to which such Seller is a party has been duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by each other party thereto), constitutes a legal and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, does not: (i) result in a violation or breach of any provision of any Law or License applicable to such Seller; (ii) require the consent, notice, vote, approval, authorization, order or other action of, or filing or registration with, any Person; (iii) conflict with, result in a violation or breach of, constitute a default under or result in the acceleration or termination of, or give any Person the right to accelerate or terminate any, Contract to which such Seller is a party or by which any of such Seller’s properties are bound; or (iv) result in the creation or imposition of any Encumbrance on any Shares owned by such Seller.

Section 3.04 Ownership of Shares. Such Seller is the sole beneficial and record owner of the Shares and is entitled to receive the Ownership Percentage set forth opposite its name on Schedule 1, free and clear of all Encumbrances. Such Seller has the right, power and authority to sell, assign and transfer the Shares set forth opposite such Seller’s name on Schedule 1 to Buyer in accordance with this Agreement and, subject to this Agreement, Buyer has acquired good, valid and indefeasible title to the Shares set forth opposite such Seller’s name on Schedule 1, free and clear of all Encumbrances other than Encumbrances created by Buyer.

Section 3.05 Restrictions on Transfer. Such Seller is not a party to any preemptive rights, options, warrants, purchase rights or other Contracts that would require such Seller to sell, transfer or otherwise dispose of the Shares owned by such Seller to any Person other than Buyer or prohibit or conflict with such Seller’s obligations under this Agreement. Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Shares owned by such Seller.

Section 3.06 Solvency. Such Seller is solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws. The sale of the Shares owned by such Seller in accordance with this Agreement does not render such Seller insolvent and does not constitute a fraudulent transfer or conveyance under such Laws.

Section 3.07 Brokers and Finders. Other than Sellers’ engagement of Q Advisors LLC, neither such Seller nor any Affiliate of such Seller (including the Company) has retained, engaged or entered into any Contract that would entitle any Person to a broker’s commission, finder’s fee, investment banker fee, introduction fee or similar payment in connection with the negotiation, execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Section 3.08 Bad Actor Representation. Neither Seller nor any of Seller’s owners, officers, directors or Affiliates (as applicable) is or has been: (i) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) subject to any order, judgment or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining it from, or otherwise imposing limits or conditions on it in connection with, engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; (iii) found by a court of competent jurisdiction in any Action or by any Governmental Authority to have violated any Laws, or been under investigation in connection with such violations or alleged violations; or (iv) engaged in other conduct that would be required to be disclosed in a prospectus under Item 401(f) of SEC Regulation S K if Seller were a covered person.

Article IV
REPRESENTATIONS OF SELLERS RELATING TO THE COMPANY

Except as set forth on the Disclosure Schedules (it being understood that no matter disclosed in any Section of the Disclosure Schedules shall be deemed to be a disclosure for purposes of any other Section of the Disclosure Schedules except to the extent that the applicability of such disclosure to such other Section of the Disclosure Schedules is reasonably apparent on its face), the Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the Closing Date.

Section 4.01 Organization and Qualification of the Company. The Company is duly organized, validly existing and in good standing under the Laws of the State of California and has all necessary powers and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted and contemplated to be conducted. Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership or lease of its assets or the operation of the Business as currently conducted or as conducted within the last two years makes such licensing or qualification necessary.

Section 4.02 Capitalization.

(a) Section 4.02(a) of the Disclosure Schedules sets forth a true and complete list, including the name of the beneficial owner, of (i) all issued and outstanding equity securities of the Company, (ii) all outstanding options, warrants, subscription rights, conversion rights and other rights to acquire any equity securities of the Company, and (iii) all Contracts relating to the issuance of any equity securities of the Company or rights to subscribe for or acquire equity securities of the Company.

(b) The Shares are duly and validly authorized and issued, fully paid and non-assessable, and have been offered, issued, sold and delivered in compliance with the Company’s Organizational Documents and all applicable state and federal securities Laws.

(c) The Company has no obligation to purchase, redeem or otherwise acquire any of the Shares and there are no preemptive rights, rights of first refusal, put or call rights or anti-dilution rights with respect to the issuance, sale or redemption of the Shares.

(d) Except as set forth in Section 4.02(d) of the Disclosure Schedules, there are no outstanding (i) equity appreciation, phantom equity, profit participation or similar rights with respect to the Company or (ii) voting trusts, proxies, equity holder agreements or other understandings related to the voting of any outstanding voting securities of the Company.

Section 4.03 Subsidiaries. The Company has not had, and has never had, any direct or indirect Subsidiaries. The Company does not own, directly or indirectly, any securities of any Person and is not under any current or obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

Section 4.04 Corporate Records. True and complete copies of the Organizational Documents of the Company, all equity records, and all minute books and records of the Company have been delivered or otherwise made available to Buyer. The Organizational Documents of the Company and all records of actions taken by the board of directors and shareholders of the Company have been maintained in the Ordinary Course of Business and accurately reflect, in all material respects, all transactions of the Company requiring approval of the board of directors or shareholders. The minute books and records of the Company contain true and complete copies of any minutes taken at meetings of the boards of directors and of the shareholders of the Company and of written resolutions in lieu of meetings executed by the shareholders or such boards of directors. The Company is not in violation of its Organizational Documents.

Section 4.05 No Conflicts; Consents. Except as set forth in Section 4.05 of the Disclosure Schedules, the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, does not: (i) result in a violation or breach of any provision of any Law or License applicable to the Company; (ii) require the consent, notice, vote, approval, authorization, order or other action of, or filing or registration with, any Person; (iii) violate or constitute a breach or violation of any provision of the Organizational Documents of the Company; (iv) conflict with, result in a violation or breach of, constitute a default under or result in the acceleration or termination of, or give any Person the right to accelerate or terminate any, Contract to which the Company is a party or by which any of the Company’s properties are bound; (v) result in the creation or imposition of any Encumbrance on any assets of the Company.

Section 4.06 Financial Statements; No Undisclosed Liability.

(a) The Company has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance (i) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) the receipts and expenditures of the Company are being made only in accordance with the authorization of the Company’s management and directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of assets of the Company that could have a material effect on financial statements of the Company. Neither the Company nor the personnel who have responsibility for preparation of financial or accounting information for the Company have identified or been made aware of any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, any fraud, whether or not material, that involves the Company’s management or any of its personnel, or any claim or allegation regarding any of the foregoing.

(b) The Company has delivered to Buyer audited financial statements, consisting of the balance sheet as at July 31, 2020 and July 31, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”) and unaudited financial statements, consisting of the balance sheet as of October 31, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three months then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(c) The Financial Statements are true, accurate and complete, were prepared in accordance with GAAP. The Financial Statements are based on the books and records of the Company, and fairly and accurately present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.

(d) The Company has no Liabilities except (i) Liabilities which are adequately reflected or reserved against in the Interim Financial Statements, (ii) current Liabilities which have been incurred in the Ordinary Course of Business since the date of the Interim Financial Statements, and which are not, individually or in the aggregate, material in amount, and (iii) Liabilities incurred pursuant to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. The Company has not entered into any transactions involving factoring of receivables, synthetic leases, off-balance sheet arrangements or the use of special purpose entities for any off-balance sheet activity.

Section 4.07 Indebtedness.

(a) Section 4.07(a) of the Disclosure Schedules sets forth a true and complete list of all the Indebtedness of the Company. There is no default under any Contract relating to Indebtedness and no event has occurred that, with or without notice, the passage of time or both notice and the passage of time is, or would be, a default under any Contract relating to Indebtedness or has resulted, or could result, in the acceleration or termination of any Indebtedness or give any Person the right to accelerate or terminate any Indebtedness.

(b) With respect to the Indebtedness of the Company to the Small Business Administration Loan #1979479109, effective as of October 8, 2021, in the original principal amount of $200,000 (the “SBA Loan”), (i) the Company made the representations, authorizations, and certifications required by the Small Business Administration’s Application Form (OMB Control Number 1545-1872), (ii) such representations, authorizations, and certifications were accurate and correct at the time they were made, and (iii) the SBA Loan proceeds were used only as set forth in such application and in accordance with all rules set forth, enacted or promulgated by the Small Business Administration or other Governmental Authority with respect to such loans.  The Sellers have provided to Buyer true, correct, and complete copies of all documents received by the Company with respect to the SBA Loan.  The Company has been and is in full compliance with the terms of the SBA Loan.

Section 4.08 PPP Matters.

(a) Except for the PPP Loan, the Company has not applied for, or directly or indirectly accepted or received, any benefit (monetary or otherwise), loan, payment, funding, credit, relief, forgiveness or deferral arising under the CARES Act, the Families First Corona Virus Response Act, the Coronavirus Preparedness and Response Supplemental Appropriations Act or any similar Law enacted or promulgated by a Governmental Authority in response to or in connection with the Coronavirus Disease 2019 (COVID-19) or any mutation, strain or variant thereof, or any similar or related disease caused by the SARS-CoV-2 virus (all as in effect from time to time, together with all amendments thereto and all regulations and guidance issued by any Governmental Authority with respect thereto, regardless of the date enacted adopted, issued or implemented, the “COVID Relief Laws”).

(b) As of each of (i) the date of the Company’s submission of the application for the PPP Loan (the “Loan Application”), (ii) the date the Company executed any definitive documentation for or certifications in respect of the PPP Loan (collectively, the “Loan Documents”), and (iii) the date the PPP Loan was funded, the Company satisfied all eligibility requirements for the PPP Loan.

(c) All information and certifications included in the Loan Application and all representations, warranties and certifications included in the Loan Documents were complete and accurate as of the date submitted, made or certified, as applicable, and, in the case of all such certifications, were made in good faith following due inquiry and discussion. Without limiting the foregoing, the Company truthfully and accurately represented, warranted and certified to all applicable Governmental Authorities and the PPP Lender that (i) the economic uncertainty existing at the time the Company applied for the PPP Loan made the PPP Loan necessary to support the Company’s ongoing operations, (ii) the funds received pursuant to the PPP Loan would be used to retain workers and maintain payroll or to make lease and utility payments, (iii) the Company had not received, and would not receive, any other loan under the ‘Paycheck Protection Program’ (as described in the CARES Act), and (iv) all the information provided in the Loan Application and the supporting documents related thereto, was true and accurate in all material respects as of the date of such application, including the Tax documents provided to enable the PPP Lender to calculate the amount of the PPP Loan.

(d) The Company submitted an application for forgiveness of the PPP Loan on December 22, 2020 (the “Forgiveness Application”), which application was prepared following due inquiry and investigation. All information included in the Forgiveness Application was complete and accurate as of the date of submission and all certifications required to be made pursuant to the Forgiveness Application were made in good faith as of such date. The PPP loan was forgiven and marked “Paid in Full” on January 13, 2021.

(e) In connection with the Loan Application, the execution and delivery of the Loan Documents, the receipt of the PPP Loan thereunder, the use of proceeds thereof, the Forgiveness Application, and the repayment or forgiveness of the PPP Loan, the Company was and remains in full compliance with all provisions, rules and regulations under all COVID Relief Laws.

(f) The Company has not used the PPP Loan proceeds in any manner, or taken any other action, that violates the terms of any COVID Relief Laws.

Section 4.09 Title to and Sufficiency of Assets.

(a) The Company has good and valid title to all assets reflected on the Financial Statements or acquired after the date of the Financial Statements, exclusive of any such assets disposed of in the Ordinary Course of Business since the date of the Interim Financial Statements, free and clear of all Encumbrances other than Permitted Encumbrances (collectively, the “Assets”).

(b) The Assets (i) are in good operating condition and repair (reasonable wear and tear excepted), (ii) are reasonably suitable for the purposes for which they are presently being used, and (iii) constitute all of the assets, properties and rights that are necessary for the conduct of the Business as currently conducted or intended to be conducted. Except for the Assets, there are no other assets, properties or rights, that are required by the Company, or that will be required by Buyer after the Closing, to conduct the Business in a manner consistent in all material respects with the manner in which the Company currently conducts the Business.

Section 4.10 Accounts Receivable. All Accounts Receivable reflected on the Financial Statements or arising after the date of the Financial Statements (i) represent valid, bona fide, undisputed, third party obligations relating to bona fide arms’ length transactions entered into by the Company involving the sale of goods or services in the Ordinary Course of Business, (ii) are valid and enforceable and not subject to any set-off, counterclaim or trade discounts, and (iii) are reflected in the Financial Statements in accordance with GAAP (except to the extent that they arose after the date of the Financial Statements). The reserve for bad debts reflected in the Financial Statements or, with respect to Accounts Receivable arising after the date of the Financial Statements, on the accounting records of the Company has been determined in accordance with GAAP, subject to normal year-end adjustments, which are not expected to be material. The Company has not received notice that any Accounts Receivable are not collectible in the Ordinary Course of Business in an amount in excess of the reserves for bad debts reflect in the Financial Statements and, to the Knowledge of the Company, no bankruptcy, insolvency or similar proceedings has been commenced by or against any obligor of an Account Receivable.

Section 4.11 Real Property.

(a) Section 4.11(a) of the Disclosure Schedules sets forth a legal description of all interests in real property owned by the Company (the “Owned Real Property”). The Company owns good, valid and marketable fee title to each parcel of Owned Real Property free and clear of all Encumbrances other than Permitted Encumbrances. The Company has made available to Buyer true, correct and complete copies of all title insurance policies, surveys, or other ownership documents in the possession or control of the Company that are related to the Owned Real Property. Except as set forth in Section 4.11(a) of the Disclosure Schedules, the Company has not leased, assigned or otherwise granted to any Person the right to use or occupy all or any portion of the Owned Real Property.

(b) Section 4.11(b) of the Disclosure Schedules lists all real property leased by the Company or occupied or used in or necessary for the conduct of the Business as currently conducted (collectively, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Company has provided Buyer with a true, correct and complete copy of all leases, subleases, co-location agreements, licenses and other agreements, including all amendments, extensions, renewals and guaranties pursuant to which the Company holds or occupies the Leased Real Property (collectively, the “Leases”). Each of the Leases is valid, binding and in full force and effect, and enforceable by the Company in accordance with its terms, except where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally or general principles of equity. The Company is not in breach or default under any such Lease, and no event has occurred, or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default. The Company has paid all rent due and payable under each such Lease. Except as set forth in Section 4.11(b) of the Disclosure Schedules, the Company has not subleased, assigned or otherwise granted to any Person the right to use or occupy all or any portion of any Leased Real Property.

(c) All improvements located on, and the use presently being made of, the Real Property, comply with all applicable zoning and building codes, ordinances and regulations and all applicable fire, environmental, occupational safety and health standards and similar standards established by Law. The present and prior use and operation of the Real Property by the Company do not constitute and have not constituted a non-conforming use and is not and has not been subject to a variance. There is no proposed, pending or threatened change in any such code, ordinance, regulation or standard which would materially adversely affect the Business.

(d) The Real Property is served by water, gas, electric, telephone and sewer utilities, which utilities are available thereon, or are available at the edge of the property, within contiguous public rights-of-way, and which utilities are of proper size and/or capacity to adequately meet all needs and requirements for the present use of the Real Property and improvements for their current purpose.

(e) There is no unpaid Tax, levy or assessment against the Real Property (except for Taxes not yet due and payable), nor is there pending or, to the Knowledge of the Company, threatened any condemnation proceeding against the Real Property or any portion thereof. No part of any improvements on the Real Property encroaches upon any property adjacent thereto or upon any easement, nor is there any encroachment or overlap upon the Real Property.

(f) Except as set forth in Section 4.11(f) of the Disclosure Schedules, there is no material condition affecting the Real Property or the improvements located thereon which requires repair or correction to restore the same to reasonable operating condition.

Section 4.12 Intellectual Property.

(a) Section 4.12(a) of the Disclosure Schedules is a complete and accurate list of the following that are used by the Company in connection with the Business or in which the Company claims any ownership or license rights, indicating in each case whether such item is owned by the Company or licensed from another Person: (i) all trademarks, service marks, trade names, brand names, Internet domain names, email addresses, URLs, designs, logos, trade dress, slogans, social media networks and related applications and general intangibles of like nature, whether registered or unregistered (collectively, together with the associated goodwill of each, the “Company’s Trademarks”); (ii) all utility and design patents (whether provisional or non-provisional), applications for utility and design patents (whether provisional or non-provisional), continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs and inventions (whether or not patentable or reduced to practice), and improvements to any of the foregoing (collectively, the “Company’s Patents”); (iii) all copyrights and mask works (as defined in 17 U.S.C. § 901 or applicable Law of the respective jurisdiction), whether registered or unregistered, and pending applications to register the same (the “Company’s Copyrights”); (iv) all computer software programs and software systems, including algorithms, program logic, network designs, libraries, databases and compilations (including, in the case of each database and compilation, the design and content thereof), tool sets, compilers, proprietary programming languages, hypertext scripts, metatagging protocols and procedures, and related documentation and materials, whether in source code, object code, flowcharts, hypertext, human readable or other form, excluding any commercial, off-the-shelf retail, “shrinkwrap” software (collectively, the “Company’s Software”).

(b) The Company is the exclusive owner of all Intellectual Property Assets indicated in Section 4.12(a) of the Disclosure Schedules as being owned by the Company (“Owned Intellectual Property”), free and clear of all Encumbrances. All Persons that materially contributed to the development of the any Owned Intellectual Property have duly assigned all of their rights in and to such Owned Intellectual Property to the Company pursuant to written agreements, and no further consents, assignments, waivers or other actions are required for such Persons’ rights, title and interest to be assigned or transferred to, or otherwise fully vested in, the Company.

(c) The Company has a valid and enforceable right to use all of the Intellectual Property Assets indicated in Section 4.12(a) of the Disclosure Schedules as being licensed by the Company (“Licensed Intellectual Property”), free and clear of all Encumbrances. All Contracts relating to Licensed Intellectual Property are in full force and effect and are enforceable by the Company in accordance with their respective terms. Except as set forth in Section 4.12(a) of the Disclosure Schedules, Seller is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Licensed Intellectual Property, with respect to the use thereof or in connection with the conduct of the Business as currently being conducted.

(d) All registrations of the Company’s Trademarks, the Company’s Patents and the Company’s Copyrights are valid, enforceable and subsisting; all applications for registration of the Company’s Trademarks, the Company’s Patents and the Company’s Copyrights are accurate; and no such registration or application is the subject of any opposition, interference, cancellation, derivation, post-grant or other administrative or legal proceeding or other Action. The Company has timely paid all filing, extension, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any registration or application for registration of the Company’s Trademarks, the Company’s Patents or the Company’s Copyrights and all documents, assignments, recordations and certificates necessary to be filed by the Company to maintain the effectiveness of such registrations or applications and to secure and record title to the Company’s Trademarks, the Company’s Patents and the Company’s Copyrights have been timely filed with the relevant authorities.

(e) The Company has taken all reasonable and necessary steps to maintain and enforce its Intellectual Property Assets and to preserve the confidentiality of all trade secrets included in its Intellectual Property Assets, including by requiring the execution of written non-disclosure agreements by all Persons that have access to any Intellectual Property Assets. The Company has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was materially involved in or has materially contributed to the invention, creation, or development of any Intellectual Property Assets during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company, (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property Assets, and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property Assets, to the extent permitted by applicable Law. The Company has provided Buyer with true, correct and complete copies of all such Contracts.

(f) The conduct of the Business as currently conducted and as proposed to be conducted, including the use of the Intellectual Property Assets in connection therewith, does not infringe upon, misappropriate, dilute or violate the intellectual property rights of any other Person. There are no Actions, whether settled, pending or threatened, (i) alleging any infringement, misappropriation, dilution or violation of the intellectual property rights of any other Person by the Company or (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Intellectual Property Assets. The Company has not received notice of any claim that the conduct of the Business as currently or previously conducted infringes upon, misappropriates, dilutes or violates the intellectual property rights of any other Person and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such claim.

(g) To the Knowledge of the Company, no Person is infringing upon, misappropriating, diluting or violating any Intellectual Property Assets.

(h) The Intellectual Property Assets are sufficient for the continued conduct of the Business after the Closing Date in the same manner as conducted prior to the Closing Date in all respects. Neither the execution of this Agreement or the other Transaction Documents nor the consummation of any transaction contemplated hereby or thereby will materially and adversely affect any of the Company’s rights in and to its Intellectual Property Assets.

(i) The Company’s Software does not contain any code that is distributed or licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License or other license that (i) requires the disclosure or distribution in source code form of any product owned by, or sold or licensed by, the Company or any portion thereof or (ii) requires the licensing of any such product or portion thereof under any similar license.

Section 4.13 IT Systems.

(a) The hardware and software used by the Company for voice and data communication (including all voice, data and video networks), data storage and processing (whether general or special purpose), and other similar or related systems relied upon by the Company in connection with the Business (collectively, the “IT Systems”) have sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business with regard to information and communications technology, data processing and communications, and are sufficient for the Company’s current and reasonably anticipated future needs.

(b) None of the IT Systems contains any program, routine, device, or other undisclosed feature, including a time bomb, virus, software lock, drop-dead device, malicious logic, worm, trojan horse, bug, error, defect or trap door, that deletes, disables, deactivates, interferes with, or otherwise harms such IT System, or that provides access to or produces modifications of such IT System that is not authorized by the Company.

(c) None of the IT Systems has experienced bugs, failures, breakdowns, or continued substandard performance in the past 12 months that has caused any material disruption or interruption in or to the use of any such IT System by the Company.

(d) The Company has adopted and maintains reasonable safeguards (i) to protect the operation, confidentiality, integrity and security of the IT Systems and the information stored therein and (ii) to prevent unauthorized or improper use, access, transmittal, modification or corruption of such information. The Company has not suffered a security breach with respect to its IT Systems or the information stored therein in the prior three years.

(e) The Company and the IT Systems comply, and at all times have complied, with (i) all Data Laws, (ii) the Company’s privacy policies, including web site privacy policies and policies applicable to data privacy, data security, and/or personal information, and (iii) the relevant provisions of any Contract to which the Company is a party that concerns access to or the processing of personal information.

Section 4.14 Licenses.

(a) The Company holds in its name all Licenses required or necessary to conduct the Business as currently or previously conducted. Each such License is in full force and effect and all information submitted to the applicable Governmental Authority in order to obtain or renew each such License was true, accurate and correct in all material respects when submitted. The Company is, and at all times has been, in compliance with all terms and conditions of each License and, to the Knowledge of the Company, no event has occurred that would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such License. The Company has not received any written notice of any violation, deficiency, cancellation or default with respect to any License and no Action is pending or, to the Knowledge of the Company, threatened to revoke, terminate or amend any License. The execution, delivery, and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in an impairment, revocation, suspension or limitation of any License or any breach, default or forfeiture of any rights thereunder and no License requires the consent or approval of any Governmental Authority in order to remain in full force and effect immediately after the execution and delivery of this Agreement or the Closing. Complete and accurate copies of all Licenses have previously been delivered to Buyer.

(b) The Company is not required to file a Notice of Transfer or Change in Control under Section 214 of the Federal Communications Act of 1934, as amended, in connection with the execution of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

(c) The Company does not have and has never had any Licenses issued pursuant to Communication Law.

Section 4.15 Insurance. Section 4.15 of the Disclosure Schedules sets forth a true, correct and complete list of all property, fire, casualty, general liability, product liability, excess liability, business interruption, workers’ compensation and other insurance policies owned by the Company or under which the Company obtains any coverage (the “Insurance Policies”). The Insurance Policies provide coverage for such risks, with such retained loss amounts and such coverage limits, as are customary and adequate for the Business. The Insurance Policies have the inception dates, renewal dates and premium amounts set forth in Section 4.15 of the Disclosure Schedules and are presently in full force and effect. The Company has paid all premiums now due and, except as set forth in Section 4.15 of the Disclosure Schedules, no premium is subject to any loan, deferred payment arrangement or installment payment arrangement. The Company has performed all conditions required to be performed by the Company under each Insurance Policy the failure of which could result in a denial or reduction of coverage and has timely reported all losses for which coverage is provided by any Insurance Policy in accordance with the requirements of the applicable Insurance Policy. The Company has not received notice that an Insurance Policy will be terminated or not renewed or extended or will be renewed or extended only upon payment of an increased premium or retained loss amount or a reduction in coverage. The Company has provided Buyer with a true, correct and complete copy of all Insurance Policies, all loss runs under each Insurance Policy, and a list of all material claims pending as to which coverage has been questioned, denied, disputed or accepted with a reservation of rights by the insurers.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Disclosure Schedules lists or describes each of the following (“Material Contracts”):

(i) Contracts relating to the acquisition or disposition of a business (whether by merger, sale of stock or otherwise) or the purchase or sale of a material amount of assets;

(ii) Contracts relating to the issuance, redemption, reclassification, exchange or conversion of any stock, membership interest, participation interest or other equity interest in the Company or any right to subscribe for or acquire any such equity interest or any security exchangeable for or convertible into any such equity interest in the Company;

(iii) Contracts with the 30 largest customers of the Company for the each of the years ended December 31, 2020 and 2021 (provided that Section 4.16(a) of the Disclosure Schedule is not required to list all such Contracts to the extent that they are subject to the Company’s standard terms and conditions);

(iv) Contracts pursuant to which the Company licenses the use of intellectual property rights or data from another Person (other than commercial, off-the-shelf, “shrinkwrap” licenses and “software as a service” agreements);

(v) Contracts granting a license or other grant of rights by the Company to any other Person for the use of any Intellectual Property Assets;

(vi) Contracts (or groups of related Contracts) involving payments by or to the Company of more than $7,500 per month or that are expected to result in payments by or to the Company of more than $90,000 in the 12 months following the Closing Date;

(vii) written warranties, guaranties, bonds, sureties or other similar undertakings with respect to contractual performance or services or goods provided, extended by or issued for or on behalf of the Company;

(viii) leases, subleases, co-location agreements, rental or occupancy agreements, licenses, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involving aggregate payments in excess of $10,000;

(ix) Contracts containing provisions that (A) limit or purport to limit the ability of the Company to engage in any business activity or compete with any Person, or expand to other geographical areas, customers, suppliers or lines of business, (B) limit or purport to limit the ability of the Company from soliciting or hiring any Person or soliciting any potential customers, or (C) grant any Person a “most favored nation” or “exclusive relationship” or similar status;

(x) Contracts with 25 highest producing third-party sales agents, sales representatives, brokers or distributors or any other Person authorized to offer goods or services on behalf of the Company during the each of the years ended December 31, 2020 and 2021;

(xi) Contracts conferring a power of attorney or other right to act on behalf of the Company to any Person;

(xii) Contracts providing for the indemnification of any Person against loss;

(xiii) collective bargaining agreements, labor agreements and other Contracts with labor unions or labor representatives;

(xiv) employment agreements, consulting agreements, offer letters or other Contracts relating to employment of any Person, other than any such Contracts that are for employment on an at-will basis and do not require the payment of severance benefits in excess of $10,000;

(xv) severance, separation or settlement Contracts under which any party has a continuing or unsatisfied obligation;

(xvi) Contracts creating or purporting to create a strategic alliance, partnership, joint venture, development, joint development or similar arrangement;

(xvii) notes, debentures, other evidences of indebtedness, guaranties, loans, capital leases, credit or financing agreements, letter of credit reimbursement obligations, or other instruments or contracts for money borrowed, including all agreements or commitments for future loans, credit, financing or issuance of letters of credit;

(xviii) interest rate or foreign exchange hedge Contracts;

(xix) Contracts granting any Person an Encumbrance on any of the Company’s assets or properties, other than a Permitted Encumbrance;

(xx) Contracts with any Governmental Authority, including those for settlement of violations, conditional permits, or resolution of regulatory obligations;

(xxi) Contracts that relate to the resolution or settlement of any pending or threatened Action or the release or compromise of any claims with a value of more than $10,000 or which imposes material continuing obligations on the Company; and

(xxii) Contracts between or among the Company and any Seller or an Affiliate of any Seller.

(b) Neither the Company nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any Material Contract. The Company has not received written notice of any current breach or violation of, or default under, a Material Contract. No event, occurrence or condition exists which, with notice or the lapse of time or both notice and the lapse of time or the happening of any further event or condition, would become a breach or violation of, or default under, a Material Contract by the Company or, to the Knowledge of the Company, any other party thereto.

(c) Each Material Contract is in full force and effect (and will remain in full force and effect upon consummation of the transactions contemplated hereby), is a valid agreement, arrangement or commitment of the Company and, to the Knowledge of the Company, of each other party thereto, and is enforceable in accordance with its terms except, in each case, where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally or general principles of equity. Except as set forth in Section 4.16(c) of the Disclosure Schedules, no consent of any party to any Material Contract is required in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

(d) The Company has made available to Buyer true and complete copies of all Material Contracts and all amendments thereto.

(e) No party to any Material Contract has (i) notified the Company or any Seller that such party intends to cancel or otherwise terminate such Material Contract or (ii) since the date of the Interim Financial Statements, taken any action or, to the Knowledge of the Company, threatened to take any action, seeking a repayment of amounts paid to the Company pursuant to such Material Contract or a reduction in fees or other payments that will become due to the Company pursuant to such Material Contract.

Section 4.17 Employees.

(a) Section 4.17(a) of the Disclosure Schedules lists the name, job title, hourly rate or annual base salary (as applicable), hire date, classification as exempt or non-exempt, and accrued but unused vacation days of each Person employed by the Company (collectively, the “Employees”). All Employees are properly classified as exempt or non-exempt and all Persons performing services to the Company that are not Employees satisfy all applicable requirements to be classified or treated as independent contractors. The Company has provided or made available to Buyer correct and complete copies of all material employment contracts to which the Company is a party or is otherwise bound. Except as set forth in Section 4.17(a) of the Disclosure Schedules no Employee has notified the Company of any plan or intention to terminate his or her employment.

(b) The Company has complied, and is currently in compliance, in all material respects with all Laws relating to employment, including those relating to equal employment opportunity, nondiscrimination, immigration, right to work, hiring, hours, wages, overtime, withholding, occupational safety and health, workplace safety, promotion, termination, benefits or other obligations of an employer (collectively, “Employment Laws”).

(c) The Company is not subject to or bound by any collective bargaining agreement, work rules, injunction, Order, or other agreement with any labor union, work council or employee association. There is no (i) labor-related organizational effort, election activity, or request or demand for negotiation, recognition or representation, (ii) labor strike, dispute, slowdown, stoppage, picketing, interruption of work, lockout or other dispute or controversy with or involving a labor organization or with respect to unionization or collective bargaining, or (iii) pending or threatened grievance, claim, or Action arising out of or under any collective bargaining agreement.

(d) There is no pending or, to the Knowledge of the Company, threatened Action, claim or complaint by any Governmental Authority responsible for investigation or enforcement of Employment Laws. There is no claim or grievance pending or, to the Knowledge of the Company, threatened against the Company relating to terms and conditions of employment or unfair labor practices, including charges of unfair labor practices or harassment complaints.

(e) The Company has timely paid or accrued, and is not and has not been liable for any arrears of, all salaries, wages, bonuses, sales commissions, paid time off or personal days, profit sharing obligations and other compensation amounts, including any severance obligations and Taxes and penalties due and owing to or with respect to its Employees.

(f) Except as set forth in Section 4.17(f) of the Disclosure Schedules the Company has (i) properly completed and retained a Form I-9 with respect to each Employee and (ii) not been the subject of an Action from the United States Department of Homeland Security, including Immigration and Customs Enforcement (or any predecessor thereto, including the United States Customs Service or the Immigration and Naturalization Service), or any other immigration-related enforcement proceeding, in each case with respect to any Employee.

(g) There has been no “mass layoff” or “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act or any comparable state or local law) with respect to any Employee.

(h) The employment of all Employees is terminable at will with no cost to the Company, except for payment of accrued salaries or wages and vacation pay or any benefits required by Law. Except as set forth in Section 4.17(h) of the Disclosure Schedules, the Company has not entered into any Contract or other arrangement with any Employee that will result in an obligation (absolute or contingent) of the Company to make any payment to any Employee following termination of employment, a change in control of the Company, or in connection with the execution of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Section 4.18 Employee Benefit Plans.

(a) Section 4.18(a) of the Disclosure Schedules lists, as of the Closing Date, each Employee Benefit Plan. With respect to each such Employee Benefit Plan, the Company has provided Buyer with true, correct and complete copies of (i) all Employee Benefit Plan documents and all amendments thereto, including the most recent summary plan description and summaries of benefits and coverage (or a written summary of the material terms if no plan document exists), related trust agreements, insurance contracts and policies, and other funding instruments, (ii) the most recent determination, advisory, or opinion letter issued by the IRS (if applicable), (iii) the three most recent annual reports require to be filed with or delivered to any Governmental Authority (including reports filed on Form 5500 with the accompanying schedules and attachments), (iv) coverage and nondiscrimination testing reports and other similar compliance reports for the past three years, and (v) copies of all material notices, letters or other correspondence from the IRS, Department of Labor or other Governmental Authority relating to any Employee Benefit Plan..

(b) All Employee Benefit Plans comply with and are and have been established, administered and maintained in accordance with their respective terms and in compliance with each applicable provision of ERISA, the Code and all other applicable Laws. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination letter from, or may rely on a favorable opinion or advisory letter issued by, the IRS and there are no facts or circumstances that would adversely affect the qualified status of any such Employee Benefit Plan or the Company’s reliance thereon, or require corrective action to maintain such qualification. Full payment has been made of all contributions (including employer contributions and employee salary reduction contributions), premiums, benefits, distributions and other amounts which the Company is obligated to pay under and to all Employee Benefit Plans attributable to any period prior to the Closing. All reports relating to each Employee Benefit Plan required to be filed with any Governmental Authority have been timely filed, and all reports and information relating to each Employee Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided. No Employee Benefit Plan is the subject of an application or filing under, or is a participant in or considering being a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority (including the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program, or the Delinquent Filers Voluntary Correction Program). There are no pending or, to the Knowledge of the Company, threatened claims or Actions against or otherwise involving any Employee Benefit Plan (other than routine claims for benefits), and there are no pending or, to the Knowledge of the Company, threatened Actions, suites, hearings, claims, audits, investigations or other proceedings by any Governmental Authority with respect to any Employee Benefit Plan.

(c) No Employee Benefit Plan is, and neither the Company nor any ERISA Affiliate of the Company has at any time sponsored, maintained, administered, contributed to (or been required to sponsor, maintain or contribute to), or had any obligation or Liability (contingent or otherwise) under, (i) any plan which is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA), (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA, (iv) a multiple employer plan (within the meaning of Section 413(c) of the Code), or (v) a “defined benefit plan” (as defined in Section 3(35) of ERISA). The Company has no current or contingent Liability or obligation on account of at any time being considered an ERISA Affiliate with any other Person.

(d) Each Employee Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies with and has been maintained and operated in accordance with (i) each of the applicable requirements of COBRA and any applicable continuation of coverage requirements under state Law, and (ii) the Patient Protection and Affordable Care Act of 2010, as amended, and the regulations promulgated thereunder, and nothing has occurred with respect to any Employee Benefit Plan that has subjected, or could reasonably be expected to subject, the Company or any of its ERISA Affiliates, or with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a Tax or penalty under Section 4980H of the Code. No Employee Benefit Plan provides, and the Company is not obligated to provide, for post-retirement or other post-employment welfare benefits for current, former or retired employees (other than health care continuation coverage as required by COBRA or other similar applicable federal or state Law).

(e) No event has occurred in connection with the transactions contemplated by this Agreement or specifically related to the Employees which could cause the Company or any Employee Benefit Plan, directly or indirectly, to be subject to any material Liability (i) under any Law relating to any Employee Benefit Plan or (ii) pursuant to any obligation of the Company to indemnify any Person against Liability incurred under any such Law as it relates to Employee Benefit Plans.

(f) With respect to each Employee Benefit Plan, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) no employee, officer, or director of the Company or any other “fiduciary” (as defined in Section 3(21) of ERISA) has committed a breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA with respect to such Employee Benefit Plan or has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan, and (iii) no facts exist that would give rise to or could reasonably be expected to give rise to any action, investigation, suit, proceeding, hearing, audit or claim against such Employee Benefit Plan.

(g) No Employee Benefit Plan violates or has violated Section 409A of the Code or the Treasury Regulations promulgated thereunder. With respect to each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), such plan complies (and has complied with such requirements for the entire period during which Section 409A of the Code has applied to such Employee Benefit Plan) with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code.

(h) Except as set forth in Section 4.18(h) of the Disclosure Schedules, neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event) result in the funding, acceleration, vesting or creation of, or increase in, any rights of any Person to any payments or other benefits, including any rights under any severance, parachute or change of control agreement. No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be separately or in the aggregate an “excess parachute payment” within the meaning of Section 280G of the Code or require the payment of an excise tax under Section 4999 of the Code. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any additional Tax or interest incurred by such individual pursuant to Section 409A, Section 280G or 4999 of the Code or otherwise.

(i) No condition, agreement or Employee Benefit Plan provision limits the right of the Company or any of its ERISA Affiliates to amend, cut back or terminate any Employee Benefit Plan or the benefits provided thereunder (except to the extent such limitation arises under applicable Law) without further material Liability to the Company or its ERISA Affiliates. No Employee Benefit Plan is subject to the imposition of any redemption fee, surrender charge or comparable Liability other than ordinary administration expenses upon liquidation or termination.

Section 4.19 Taxes.

(a) The Company has timely filed with the appropriate Governmental Authority all Tax Returns that it is required to file. All such Tax Returns are true, complete and correct. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(b) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the most recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(c) There are no Encumbrances for Taxes on the assets or the properties of the Company (other than Taxes not yet due and payable).

(d) There are no Tax audits, examinations, investigations or other claims or assessments pending or, to the Knowledge of the Company, threatened in writing against the Company.

(e) There are not currently in force any waivers, agreements or other arrangements extending the period for assessment or collection of any Taxes (including any applicable statute of limitation) by or on behalf of the Company.

(f) The Company has complied with all Laws relating to the payment and withholding of Taxes and has properly and timely withheld all Taxes required to be withheld by the Company in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, shareholder, Affiliate, customer, supplier or other Person. The Company has properly and timely paid all such withheld Taxes to the appropriate Governmental Authority or has properly set aside such withheld amounts in accounts for such purpose.

(g) The Company has never been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company does not have any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(h) The Company is not and has not ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or other similar agreement.

(i) The Company is not, and has not been, a party to a “reportable transaction” within the meaning of Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b).

(j) The Company properly uses the cash method of accounting for all income Tax purposes for all Tax periods through the day prior to the Closing Date.

(k) The Company shall not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof after the day prior to the Closing Date as a result of:

(i) any change in method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, on or before the day prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the day prior to the Closing Date;

(iii) a prepaid amount received on or before the day prior to the Closing Date;

(iv) any closing agreement under Section 7121 of the Code executed on or before the day prior to the Closing Date; or

(v) any election under Section 108(i) of the Code made on or before the day prior to the Closing Date.

(l) No claim has been made in writing by any taxing authority in any jurisdiction where the Company does not file Tax Returns that the Company is, or may be, subject to Tax by that jurisdiction.

(m) No private letter rulings, technical advice memoranda or similar rulings have been requested by or with respect to the Company, or entered into or issued by any taxing authority with respect to the Company.

(n) The Company has delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 2017.

(o) The Company (and any predecessor of the Company) was a validly electing and qualifying S-corporation within the meaning of Section 1361 and Section 1362 of the Code at all times from August 23, 1999 for federal, state and local Tax purposes up to day prior to the the Closing Date. There have been no events, transactions or activities of the Company or any of the Sellers which would cause, or would have caused, the status of the Company as an S-corporation to be subject to termination or revocation (whether purposefully or inadvertently).

(p) The Company does not have any Subsidiary which is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

(q) The Company shall not be subject to Tax under Section 1374 of the Code in connection with the transactions contemplated by this Agreement.

Notwithstanding anything to the contrary in this Agreement, nothing in this Section 4.19 (or otherwise in this Agreement) shall be construed as a representation or warranty regarding the validity of the continuation of the Company’s Tax positions by Buyer (or its Affiliates, including after the day prior to the Closing Date, the Company) with respect to Taxes after the the day prior to the Closing or regarding the amount, usability, value or condition of, or any limitations on, any Tax asset or attribute of the Company after the day prior to the Closing.

Section 4.20 Environmental Matters.

(a) The Company is currently, and at all times has been, in compliance in all material respects with all applicable Environmental Laws in each jurisdiction in which it operates.

(b) The Company has obtained in its name, and has at all times been in compliance in all material respects with, all Licenses required for the operation of the Business as currently operated under applicable Environmental Laws, and all such Licenses are valid and in good standing. There is no Action pending or, to the Knowledge of the Company, threatened that seeks the revocation, cancellation, suspension or adverse modification of any such License.

(c) The Company is not subject to any outstanding Encumbrances, Orders or Actions with respect to any (i) actual or alleged violation of Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of, or exposure to, a Hazardous Substance (“Environmental Claims”); and, to the Knowledge of the Company, no such Environmental Claims are threatened, in each case that would reasonably be expected to result in a Material Adverse Effect. The Company has not received written notice of any violation, non-compliance or enforcement, investigation or remediation from any Governmental Authority pursuant to any Environmental Law that remains unresolved.

(d) To the Knowledge of the Company, there has been no Release of Hazardous Substances at, from, in or on (i) any property now or previously owned, operated or leased by the Company, or (ii) any third-party site to which Hazardous Substances generated by the Company were sent for treatment or disposal that, in either case, are in a quantity or under conditions that would result in a Material Adverse Effect.

(e) None of the properties now or previously owned, leased or operated by the Company and, to the Knowledge of the Company, no site that has received Hazardous Substances generated by the Company, is or has been listed on the National Priorities List or any similar state list.

(f) The Company has provided to Buyer all environmental assessments, studies, and reports relating to any other property now or previously owned, leased or operated by the Company that are in the possession of the Company or any Seller, in each case whether prepared by the Company, the Sellers or by another Person.

Section 4.21 Communications Laws.

(a) No Governmental Authority with jurisdiction over the Company or the Business under the Communications Laws (“Communications Authority”) has alleged that the Company is not in compliance with, or has violated or failed to comply with, the Communications Laws. There are no unresolved complaints against the Company and there is not now any pending or, to the Knowledge of the Company, threatened investigation, audit, inquiry, notice of apparent liability, notice of inquiry, notice of violation, notice of forfeiture, order to show cause, petitions, request for information, proceeding, order or Action against the Company by Communications Authority.

(b) Other than as set forth on Section 4.21(b) of the Disclosure Schedules, to the Knowledge of the Company, the Company has no liabilities for non-compliance with Communications Laws.

Section 4.22 Customers and Suppliers.

(a) Section 4.22(a) of the Disclosure Schedules sets forth each customer that accounted for more than five percent (5%) of the consolidated gross revenues of the Business during each of the Company’s two most recently completed fiscal years (each, a “Material Customer”). Except as set forth in Section 4.22(a) of the Disclosure Schedules, (i) all Contracts with customers are subject to written service orders that incorporate the Company’s standard terms of service attached to and made a part of Section 4.22(a) of the Disclosure Schedules, and (ii) no Material Customer has canceled or otherwise terminated, or materially reduced, or made any threat to cancel or otherwise terminate, or to materially reduce, its relationship with the Company. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not materially and adversely affect the relationship of the Company with any Material Customer.

(b) Section 4.22(b) of the Disclosure Schedules sets forth each supplier that accounted for more than five percent (5%) of the cost of goods and services of the Business during each of the Company’s two most recently completed fiscal years (each, a “Material Supplier”). Except as set forth in Section 4.22(b) of the Disclosure Schedules no Material Supplier has canceled or otherwise terminated, or materially reduced, or made any threat to cancel or otherwise terminate, or to materially reduce, its relationship with the Company. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not materially and adversely affect the relationship of the Company with any Material Suppler.

Section 4.23 Bank Accounts. Section 4.23 of the Disclosure Schedules sets forth an accurate, correct and complete list of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box, lock box or other similar relationship, including the account number(s), a description of the purpose of such account, and the names of all persons authorized to draw on those accounts or deposits or to obtain access to such boxes.

Section 4.24 Absence of Changes. Since the date of the Interim Financial Statements, except as disclosed in Section 4.24 of the Disclosure Schedules, the Company has conducted the Business in the Ordinary Course of Business and there has not been any:

(a) change in the financial condition, properties, assets, liabilities, business or operations of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the Ordinary Course of Business, has had or is reasonably likely to have a Material Adverse Effect;

(b) material casualty, loss, damage or destruction (whether or not covered by insurance) of any material property or asset of the Company;

(c) any purchase, sale, license or other disposition, or any agreement or other arrangement for the purchase, sale, license or other disposition, of any properties or assets by the Company, including any of its Intellectual Property Assets, other than in the Ordinary Course of Business;

(d) changes in or rescissions of any Tax elections of the Company, any settlement or compromise of any Tax liability, any filing of an amended Tax Return, any agreement entered into with respect to Taxes (including any closing agreement as described in Code Section 7121 or any corresponding provision of applicable Law), any consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, any surrender of a right to claim a refund for Taxes, any request for a Tax ruling, any Tax sharing or similar agreement entered into, or any other similar action relating to the filing of any Tax Return or the payment or refund of any Tax, in each case, with respect to the Company;

(e) change in the accounting methods or practices of the Company or in the collection policies or payment terms applicable to any of the suppliers or customers of the Company, including granting any credits against any outstanding Accounts Receivable or delays in payment of Accounts Payable, other than in the Ordinary Course of Business;

(f) revaluation by the Company of its properties or assets;

(g) payments out of Cash generated by operations except (i) payment of operating costs incurred in the Ordinary Course of Business; (ii) payment by the Company of up to $55,000 in the employer’s portion of payroll taxes, incremental contributions to the Company’s 401K Retirement Savings Plan, obligations under the Company’s Phantom Equity Plan, and other obligations arising under Employee Benefit Plans after December 31, 2021, and (iii) payment of up to $30,000 in other Transaction Expenses;

(h) incurrence, increase, modification, cancellation, forgiveness, discharge or termination of any Indebtedness or the creation, modification, release or termination of any Encumbrance on the properties of the Company (other than Permitted Encumbrances);

(i) incurrence, increase, modification, cancellation, forgiveness, discharge or termination of any contingent liability by the Company as guarantor or otherwise with respect to the liabilities or obligations of others;

(j) incurrence, increase, modification, cancellation, forgiveness, discharge or termination of any material debt owing to, or waiver of any material right of, the Company, including any write-off or compromise of any Accounts Receivable, other than in the Ordinary Course of Business;

(k) incurrence, increase, modification, cancellation, forgiveness, discharge or termination of any obligation of the Company to any Seller or to any of the Company’s officers, directors, managers, members, shareholders or employees, or of any obligation by any of the Sellers or the Company’s officers, directors, managers, members, shareholders or employees to the Company;

(l) payment or other distribution to any Employee, except compensation paid in the Ordinary Course of Business;

(m) amendment, expiration, cancellation, modification or termination of any Material Contract otherwise than in the Ordinary Course of Business;

(n) claim of unfair labor practices involving the Company;

(o) change in the compensation payable or to become payable by the Company to any of its Employees other than normal merit increases in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such Employee or any establishment, amendment, or creation or termination of any Employee Benefit Plan;

(p) change in relations between the Company and any labor unions or workers councils or the execution, modification, expiration or termination of any collective bargaining agreements or other Contract with a labor union or work council;

(q) commencement, settlement, dismissal or resolution of any Action involving an amount in excess of $25,000 in the aggregate or involving equitable or injunctive relief; or

(r) agreement or understanding for the Company to take any of the actions set forth in this Section 4.24.

Section 4.25 Transactions with Affiliates. Except as set forth in Section 4.25 of the Disclosure Schedules, no Seller, directly or indirectly, (a) has, or has had, any direct or indirect interest in (i) any Person that is a customer, distributor, supplier, lessor, lessee, debtor, creditor or competitor of the Company or (ii) any property, asset or right that is used by the Company in the conduct of the Business, (b) is, or has been, a party to any agreement or transaction with the Company or been involved in any business arrangement or relationship with the Company other than as the holder of Shares or as a director, officer or employee of the Company, (c) is, or has been, an owner, shareholder, member, director, manager, officer or employee of any Person that is a customer, distributor, supplier, lessor, lessee, debtor, creditor or competitor of the Company, (d) has received any non-cash dividend or other distribution of assets or property from the Company, (e) is the holder or beneficiary of any outstanding Indebtedness or other obligation of the Company, or (f) owes the Company any amount for money borrowed or advanced other than ordinary advances of business expenses in the Ordinary Course of Business.

Section 4.26 Compliance with Laws. The Company is, and at all times has been, in compliance with all Laws applicable to the conduct of the Business and the ownership and use of its assets and properties.

Section 4.27 Legal Proceedings. There are no outstanding Actions, Orders, investigations or inquiries pending before a Governmental Authority or, to the Knowledge of the Company, threatened against the Company by any Person and no unsatisfied judgments, penalties or awards against the Company or relating to or affecting the Business, or that would affect the legality, validity or enforceability of this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby. To the Knowledge of the Company, no event has occurred, or circumstances exist, that could reasonably be expected to be the basis of any such Action, Order, investigation or inquiry or would constitute or result in (with or without notice or lapse of time) a violation of any Order enforceable against the Company.

Section 4.28 Disclosure. No representation or warranty made by a Seller contained in this Agreement, and no statement contained in the Disclosure Schedules or in any certificate furnished to Buyer pursuant to any provision of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading in any material respect. The Sellers acknowledge and agree that Buyer, in making its decision to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, has relied on the representations and warranties set forth in Article III and Article IV (including related portions of the Disclosure Schedules), and the accuracy and completeness of the representations and warranties in Article III and Article IV (including related portions of the Disclosure Schedules) are a major inducement to Buyer’s decision to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.

Article V
REPRESENTATIONS OF BUYER

Buyer represents and warrants to the Sellers that the statements contained in this Article V are true and correct as of the Closing Date.

Section 5.01 Organization and Qualification of Buyer. Buyer is duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all necessary powers and authority to own, operate or lease the properties and assets now owned, operated or leased by it. Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the nature of its operations makes such licensing or qualification necessary.

Section 5.02 Power and Capacity of Buyer. Buyer has all necessary corporate powers and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 5.03 Authorization, Execution and Enforceability. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each other Transaction Document to which Buyer is a party has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the other parties thereto), constitutes a legal and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.04 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, does not: (i) result in a violation or breach of any provision of any Law or License applicable to Buyer; (ii) require the consent, notice, vote, approval, authorization, order or other action of, or filing or registration with, any Person; (iii) violate or constitute a breach or violation of any provision of the Organizational Documents of Buyer; or (iv) conflict with, result in a violation or breach of, constitute a default under or result in the acceleration or termination of, or give any Person the right to accelerate or terminate any Contract to which Buyer is a party or by which any of Buyer’s properties are bound.

Section 5.05 Brokers. Neither Buyer nor any Affiliate of Buyer has retained, engaged or entered into any Contract that would entitle any Person to a broker’s commission, finder’s fee, investment banker fee, introduction fee or similar payment in connection with the negotiation, execution, delivery or performance of this Agreement.

Section 5.06 Legal Proceedings. There are no outstanding Actions, Orders, investigations or inquiries pending before a Governmental Authority against Buyer by any Person and no unsatisfied judgments, penalties or awards against Buyer that would affect the legality, validity or enforceability of this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby. No event has occurred, or circumstances exist, that could reasonably be expected to be the basis of any such Action, Order, investigation or inquiry or would constitute or result in (with or without notice or lapse of time) a violation of any Order enforceable against Buyer.

Section 5.07 Solvency. Buyer is solvent and, after giving effect to the transactions contemplated hereby, Buyer will be solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws.

Section 5.08 Parent Business Activities and Guarantees. Parent engages in the Business through its operating Subsidiaries, including Buyer. Parent has not guaranteed the indebtedness of Buyer or any of its other Subsidiaries.

Article VI
COVENANTS

Section 6.01 Financial Reporting. The Sellers acknowledge that Parent will prepare and file a current report on Form 8-K relating to the transactions contemplated by this Agreement (the “Current Report”) within five days after the Closing and that the Current Report must include audited financial statements of the Company for the last completed fiscal year or be amended to include such audited financial statements of the Company within 75 days after the Closing. The Sellers agree to provide and to cause the Company to provide Parent and its accountants with access to such books, records, personnel, accountants, offices and other facilities and properties of the Company as Parent may reasonably request, at such times as Parent may require, to comply with all filing deadlines for the Current Report. All such financial information will comply with the representations set forth in Section 4.06, mutatis mutandis to account for different periods and dates covered by such supplemental financial statements. The Sellers acknowledge that any delay in providing such access to Parent or its accountants, or any failure to provide complete and accurate information when requested, may cause Parent to incur substantial penalties and additional costs, which are difficult or impossible to quantify and agree to reimburse Buyer or Parent for any penalties or additional costs incurred primarily as a result of such delay or failure to provide complete and accurate information.

Section 6.02 Public Announcement. Except as otherwise agreed by the other parties hereto, no party hereto nor any Affiliate of a party hereto, shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated by this Agreement. The foregoing notwithstanding, nothing contained in this Agreement shall prevent any party, after notification to the other parties to the extent legally permissible, from making any announcement or publication required by applicable Law or stock exchange requirements, or from making any filing with any Governmental Authority that, based upon advice of legal counsel, is reasonably necessary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. For the avoidance of doubt, nothing in this Section 6.02 shall affect Parent’s authority to file the Current Report, together with any supplements or amendments thereto, in such form or at such time as Parent determines appropriate.

Section 6.03 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.04 Restrictive Covenants.

(a) For a period of three years commencing on the Closing Date (the “Restricted Period”), each Seller agrees as follows:

(i) Such Seller shall not, directly or indirectly, including without limitation through its controlled Affiliates, (A) engage in or assist others in engaging in the Business in the continental United States (the “Seller Restricted Business”), or (B) have an interest in any Person that engages directly or indirectly in the Seller Restricted Business in any capacity, including as a partner, shareholder, member, investor, employee, principal, agent, trustee or consultant. The foregoing notwithstanding, such Seller may own, directly or indirectly, solely as a passive investment, securities of any Person, whether or not traded on any national securities exchange, if such Seller owns less than 5% of the economic and voting interest in such Person and is not a member of a group which directly or indirectly controls such Person.

(ii) Such Seller shall not, directly or indirectly, including without limitation through its controlled Affiliates, solicit any employee of the Company or encourage any such employee to leave such employment or solicit any former employee who has left such employment of the Company within six months of such solicitation, except pursuant to a general solicitation which is not directed specifically to any such employees.

(iii) Such Seller shall not, directly or indirectly, including without limitation through its controlled Affiliates, solicit or entice, or attempt to solicit or entice, any suppliers, clients or customers of the Company or any other Person with a business relationship with the Company within 12 months prior to such solicitation to divert their business or services from Buyer or the Company to a Seller Restricted Business or otherwise adversely modify their business relationship with Buyer or the Company.

(b) Each Seller agrees not to, and shall cause its Affiliates not to, directly or indirectly, make (or cause to be made) any written or verbal statements to any Person (including any public internet or social media postings) regarding Parent, Buyer, the Company, PR or the Business that is intended to, or which could reasonably be expected to, be disparaging, defamatory or detrimental to Parent, Buyer, the Company, PR or the Business.

(c) Each Seller acknowledges that a breach or threatened breach of this Section 6.04 would give rise to irreparable harm to Buyer and the Company, for which monetary damages, while available, would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, Buyer and the Company shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or need to prove inadequacy of money damages).

(d) Each Seller acknowledges that the restrictions in this Section 6.04 are reasonable and necessary to protect the legitimate interests of Buyer and the Company and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions described in this Agreement. In the event that any covenant in this Section 6.04 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations that would be enforceable. The covenants in this Section 6.04 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.05 Tax Matters.

(a) Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement and the other Transaction Documents, and the transactions described herein or therein shall be borne and paid 50% by the Sellers and 50% by Buyer when due. The parties primarily responsible under applicable Law shall prepare, or cause to be prepared, any Tax Return or other document with respect to such Transfer Taxes. The parties shall cooperate as necessary to minimize any such Transfer Taxes, including timely providing certificates and statements for the same and execution and filing of any Tax Returns.

(b) Allocation of Taxes for Straddle Periods. All Taxes (other than Transfer Taxes) that relate to a Straddle Period shall be allocated between the Pre-Closing Tax Period and Post-Closing Tax Period as follows:

(i) The amount of any Taxes for any Straddle Period that are (A) based on or measured by income or receipts, (B) imposed in connection with the sale, transfer or assignment of property, or (C) required to be withheld, shall be allocated to the Pre-Closing Tax Period based upon an interim closing of the books of the Company as of the close of business on the day prior to the Closing Date.

(ii) The amount of all other Taxes for any Straddle Period shall be allocated to the Pre-Closing Tax Period based upon a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the day prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(iii) The remainder of the Taxes for the Straddle Period shall be allocated to the Post-Closing Tax Period.

(c) Tax Returns.

(i) The Sellers shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company for taxable periods that end on or before the day prior to the Closing Date and that are required to be filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method, provided that, at the Sellers’ sole discretion, such Tax Returns that are state Tax Returns may include an election relating to California pass through entity Tax or any other similar state election to pay Taxes on the Company’s income that would otherwise be imposed on the Sellers’ distributive shares thereof so long as Sellers fund any such Taxes concurrently with the filing of any such Tax Returns. The Sellers shall provide copies of any such Tax Return to Buyer at least 30 days prior to the due date (including extensions), or as soon as commercially practicable in the case of non-income Tax Returns, for Buyer’s review and comments. The Sellers shall incorporate Buyer’s timely raised and reasonable comments. The Buyer shall timely cause the Company to file such Tax Returns. The Sellers shall timely pay or cause to be paid all Taxes due with respect to such Tax Returns except to the extent such Taxes were included in the computation of Net Working Capital in accordance with Section 2.04 or otherwise as a reduction to the Purchase Price. To the extent permitted by Law, each Seller shall include any income, gain, loss, deduction or other tax items for such taxable periods on their respective Tax Returns in a manner consistent with the Schedule K-1s prepared for such taxable periods.

(ii) Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company for taxable periods that end after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. Buyer shall provide copies of any such Tax Return to the Sellers at least 30 days prior to the due date (including extensions), or as soon as commercially practicable in the case of non-income Tax Returns, for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). Buyer shall timely pay or cause to be paid all Taxes due in respect of such Tax Returns and the Sellers shall pay to Buyer on or prior to the due date, pro rata in proportion to the Ownership Percentages, an amount equal to the portion of the Taxes with respect to any such Tax Returns that relates to any Pre-Closing Tax Period (as determined pursuant to Section 6.05(b)) except to the extent such Taxes were included in the computation of Net Working Capital in accordance with Section 2.04 or otherwise as a reduction to the Purchase Price.

(d) Tax Contests.

(i) Each party will promptly notify the other parties in writing upon receipt by such party (or any of its Affiliates) of notice of any pending or threatened audit, examination or proceeding by a Governmental Authority in respect of which an indemnity for Losses related to Taxes may be sought pursuant to Section 8.03(a), (b) or (i) or Section 8.04(e) (a “Tax Claim”).

(ii) The Sellers shall control and resolve any Tax Claim relating to any taxable period that ends on or before the day prior to the Closing Date at the Sellers’ sole cost and expense; provided, however, that Buyer shall have the right, at its own expense, to participate in, and consult with the Sellers regarding any such Tax Claim. The Sellers may not settle, compromise or resolve any such Tax Claim without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) Buyer shall control and resolve any Tax Claim relating to any taxable period that ends on or after the Closing Date. The Sellers shall have the right, at their own expense, to participate and consult with Buyer regarding any such Tax Claim, if and to the extent that such period includes any Pre-Closing Tax Period. Any settlement or other disposition of any Tax Claim relating to a Straddle Period may only be made with the consent of the Sellers and Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall have sole control over any Tax Claim relating solely to a Post-Closing Tax Period.

(e) Tax Refunds. Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) (a “Tax Refund”) relating to the Company for Taxes paid for any Pre-Closing Tax Period shall be the property of the Sellers except to the extent such Tax Refund was included in the Closing Statement and computation of Net Working Capital in accordance with Section 2.04. Buyer shall promptly pay an amount equal to any such Tax Refund to the Sellers upon receipt by (or crediting for the benefit of) Buyer, the Company, Parent or any of their respective Affiliates.

(f) Cooperation and Exchange of Information. Buyer, the Company and Sellers shall provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return pursuant to this Section 6.05, in any Tax Claim, or in connection with any audit or proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession that relate to Tax matters of the Company for any taxable period beginning before the Closing Date, Buyer shall provide the Sellers with reasonable written notice and offer the Sellers the opportunity to take custody of such materials.

(g) Additional Limitation on Indemnification for Buyer’s Actions Post-Closing. In addition to and not lieu of any limitation on indemnification pursuant to Section 8.05, no Buyer Indemnified Party shall seek recovery from Sellers pursuant to Section 8.03(i) for any Losses relating to Taxes arising as a result of the following actions taken by Buyer or its Affiliates (including the Company) after the Closing: (i) filing or amending or otherwise modifying any Tax Return that relates in whole or in part to any Pre-Closing Tax Period (other than to file Tax Returns in accordance with Section 6.05(c)), (ii) making or changing any election for, or that has retroactive effect to, any Pre-Closing Tax Period, (iii) voluntarily approaching any Tax authority with respect to any Pre Closing Tax Period or Taxes attributable to a Pre-Closing Tax Period, or (iv) extending or waiving the statute of limitations with respect to any Pre-Closing Tax Period, in each case, except as required under applicable Law or with the Sellers’ consent (not to be unreasonably withheld, conditioned or delayed). However, this Section 6.05(g) shall not apply if (A) Sellers consent to any such matters or (B) any such matters are required by applicable Tax Law to properly file any Tax Return for any Post-Closing Tax Period.

Section 6.06 Confidentiality. Each party acknowledges and agrees that the Mutual Non-Disclosure and Non-Circumvention Agreement between the Sellers and Buyer dated September 3, 2021 (“Confidentiality Agreement”) remains in full force and effect and information provided pursuant to this Agreement and the transactions contemplated hereby shall remain subject to the Confidentiality Agreement; provided, however, that anything in this Agreement to the contrary notwithstanding, Buyer and/or a Seller may make any disclosure to the extent permitted by Section 6.02. To the extent not provided in the Confidentiality Agreement, from and after the Closing, each Seller shall, and shall cause its Affiliates, to hold and cause their respective agents, representatives and employees to hold in confidence any and all information, whether written or oral, concerning the Company, the Business, this Agreement or the transactions contemplated by this Agreement, except to the extent that such Seller can show that such information (i) is generally available to and known by the public through no fault of any Seller or any Affiliate of a Seller or their respective agents, representatives or employees; or (ii) is lawfully acquired by such Seller or an Affiliate of such Seller or their respective agents, representatives or employees after the Closing from sources which are not prohibited from disclosing such information. If a Seller or an Affiliate of a Seller or their respective agents, representatives or employees are required to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall, to the extent permitted by Law, promptly notify Buyer and the Company in writing and shall disclose only that portion of such information which such Seller is advised by its counsel is legally required to be disclosed; provided, however, that such Seller shall use its best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.06 shall nonetheless continue in full force and effect.

Section 6.07 R&W Insurance.

(a) Buyer shall use reasonable commercial efforts to obtain a representations the R&W Insurance Policy as of, or as soon practicable after, the Closing Date on terms and conditions consistent with the R&W Insurance Quotation, which R&W Insurance Policy shall (i) have retention amount no greater than $250,000 and a limit of liability no less than $4,000,000, (ii) have a reporting period of no less than three years after the Closing Date (six years after the Closing Date with respect to claims based upon Seller Fundamental Representations), and (iii) provide that the insurer waives and agrees not to pursue, directly or indirectly, any subrogation rights against the Sellers, any of their respective Affiliates or any of their respective directors, officers, employees or other representatives other than for intentional fraud. The foregoing notwithstanding, “reasonable commercial efforts” shall not require Buyer to accept exclusions from coverage other than those set forth in the R&W Insurance Quotation.

(b) Buyer shall pay fifty percent (50%) and Sellers, jointly and severally shall pay fifty percent (50%) of all costs and fees associated the R&W Insurance Policy, including the premiums, surplus lines taxes, underwriting fee, due diligence fees, and other fees and expenses required to be paid in connection with the issuance of the R&W Insurance Policy.

Article VII
CLOSING

Section 7.01 Time and Place of Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place electronically by the exchange of electronic copies of signed documents and the wire transfer of funds on the date hereof, or at such other time or on such other date as the parties agree in writing.

Section 7.02 Closing Deliverables.

(a) At the Closing, Buyer delivered, or caused to be delivered:

(i) the payments specified in Section 2.02(a) through Section 2.02(c) (subject to applicable adjustments);

(ii) the Adjustable Notes, duly executed by Buyer;

(iii) the Convertible Notes, duly executed by Buyer;

(iv) the Subordination Agreement, duly executed by Buyer and PR;

(v) a certificate duly executed by an officer of Buyer, dated as of the Closing Date, attaching and certifying on behalf of Buyer (A) the Organizational Documents of Buyer, (B) the resolutions of the board of directors (or other appropriate governing body) of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents executed by Buyer in connection with the transaction contemplated by this Agreement; (C) that the resolutions set forth in clause (B) are in full force and effect as of the Closing Date and are the only resolutions adopted by the governing body of Buyer relating to the transactions contemplated by this Agreement; and (D) the names and signatures of the officers of Buyer who are authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder or in connection with the transactions contemplated by this Agreement;

(vi) a certificate duly executed by an officer of Parent, dated as of the Closing Date, attaching and certifying on behalf of Parent (A) the resolutions of the board of directors (or other appropriate governing body) of Parent authorizing the execution, delivery and performance by Parent of this Agreement and the other Transaction Documents executed by Parent in connection with the transaction contemplated by this Agreement; (B) that the resolutions set forth in clause (A) are in full force and effect as of the Closing Date and are the only resolutions adopted by the governing body of Parent relating to the transactions contemplated by this Agreement; and (C) the names and signatures of the officers of Parent who are authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder or in connection with the transactions contemplated by this Agreement; and

(vii) such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated hereby.

(b) At the Closing, the Sellers delivered, or caused to be delivered:

(i) third-party consents set forth in Section 7.02(b)(i) of the Disclosure Schedules or otherwise required in connection with the change in control of the Company under any License or Material Contract;

(ii) payoff letters with respect to all Indebtedness of the Company containing the amount owed by the Company to each and the wire transfer or other payment information relating to such obligations, and any authorizations as may be necessary for Buyer to remit any such amounts on behalf of the Company and release any Encumbrance securing such obligations (the “Payoff Letters”);

(iii) a written itemized statement of the Transaction Expenses containing the names, payment instructions and amounts due for each payee;

(iv) written evidence of the release of all Encumbrances affecting the Company or its assets and properties, in form and substance satisfactory to Buyer in its sole discretion;

(v) the Subordination Agreement, duly executed by Sellers;

(vi) a properly completed and executed certificate for each Seller in form and substance required by Treasury Regulations Section 1.1445-2(b) dated as of the Closing Date stating that such Seller is not a foreign person;

(vii) certificates (or a lost or destroyed affidavit and surety bond in form and substance satisfactory to Buyer with respect to any missing certificate) representing all of the Shares, endorsed in blank by the record holder thereof or accompanied by a Stock Power in form and substance satisfactory to Buyer executed by the record holder of the Shares represented by such certificate;

(viii) a certificate duly executed by an officer of the Company, dated as of the Closing Date, attaching and certifying on behalf of the Company (A) the Organizational Documents of the Company and (B) the names of the current directors and officers of the Company;

(ix) resignations of all officers and directors of the Company and releases by the officers and directors of the Company of all claims based upon any agreement between such officers or directors and the Company, including the Omnibus Agreement, the Posner Employment Agreement, the Posner Incentive Compensation Agreements, the Posner Transaction Bonus Agreement, the Gietzen VAR, and the Gietzen Transaction Bonus Agreement, all in form and substance satisfactory to Buyer;

(x) releases by Sellers of all claims against the Company except for claims based upon this Agreement and the other Transaction Documents, in form and substance satisfactory to Buyer;

(xi) a certificate duly executed by the trustee of Morris (the “Trustee”), dated as of the Closing Date, certifying that the Transaction Documents to which the Morris is a party have been duly authorized by Morris and executed and delivered by the Trustee on behalf of Morris, and that the Trustee has due power and authority to perform its obligations and exercise its rights and powers under such Transaction Documents on behalf of Morris; and

(xii) such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated hereby.

Section 7.03 Withholding. Buyer is entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding of Taxes or other amounts required under the Code or other applicable Law; provided that Buyer shall provide two days’ notice to the relevant Seller of its intent to so deduct and withhold prior to effecting such deduction and withholding and the parties shall cooperate to minimize any required deduction or withholding. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article VIII
INDEMNIFICATION AND LIMITATIONS

Section 8.01 Survival. The representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date (the “Expiration Date”). The foregoing notwithstanding, the Expiration Date shall not apply to any claim based upon (i) a breach of a Seller Fundamental Representation or (ii) fraud (including fraud in the inducement), willful misconduct or intentional misrepresentation, all of which shall survive the Closing indefinitely. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Any claims asserted in good faith with reasonable specificity (to the extent known at such time) and by written notice prior to the Expiration Date shall not thereafter be barred by the Expiration Date and such claims shall survive until finally resolved.

Section 8.02 Materiality Qualifiers. For purposes of the computation of Losses under this Article VIII, all “materiality”, “material”, and “Material Adverse Effect” qualifications contained in such representation or warranty shall be disregarded.

Section 8.03 Indemnification by Sellers. Subject to the other terms and conditions of this Article VIII, each Seller shall, jointly and severally, indemnify Buyer, the Company, their respective Affiliates, and their respective agents, representatives, successors and assigns (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, a Buyer Indemnified Party based upon, arising out of, with respect to or by reason of:

(a) any breach of a representation or warranty made by such Seller in Article III or by the Sellers in Article IV;

(b) any breach or nonfulfillment of a covenant or agreement made by such Seller or the Company in this Agreement or a Transaction Document;

(c) any Indebtedness of the Company, to the extent not paid at the Closing or considered in the computation of Purchase Price;

(d) any Transaction Expenses of the Company or the Sellers, to the extent not paid prior to the Closing;

(e) any liability or obligation of the Company arising from the underfunding or termination of, or the withdrawal of the Company from, an Employee Benefit Plan;

(f) any liability or obligation of the Company relating to the PPP Loan or the forgiveness thereof, including any false or incorrect statement made by the Company or the Sellers in connection with the issuance or forgiveness of the PPP Loan;

(g) any liability or obligation of the Company relating to, or Loss arising from, a breach of or failure of the Company to comply with Data Law or any, a breach of or failure of the Company to comply with the Company’s policies or any Contract relating to data privacy, data security or protection of personal information, or unauthorized access to the Company’s IT Systems as of or prior to the Closing;

(h) any liability or obligation of the Company relating to, or Loss arising from, a breach of or failure of the Company to comply with Employment Laws as of or prior to the Closing; or

(i) any Taxes of the Sellers, the Company (or any predecessor) or relating to the Business for any Pre-Closing Tax Periods, including (i) Taxes for any Straddle Period to the extent allocated to the Pre-Closing Tax Period under Section 6.05(b); (ii) Taxes imposed on the Company under Section 1374 of the Code; (iii) Taxes under Treasury Regulation 1.1502-6 (or any comparable provision of foreign, state or local law) as a result of the Company’s (or any predecessor’s) inclusion as a member of an affiliated, consolidated, combined or unitary group in a Pre-Closing Tax Period; and (iv) Taxes of any Person imposed on the Company as a successor or transferee, or pursuant to a contract, in each case, solely to the extent relating to a Pre-Closing Tax Period, and except to the extent included in the computation of Net Working Capital in accordance with Section 2.04 or otherwise as a reduction to the Purchase Price.

Section 8.04 Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify the Sellers, their respective Affiliates, and their respective agents, representatives, successors and assigns (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any breach of a representation or warranty made by Buyer in this Agreement or any Transaction Document;

(b) any breach or nonfulfillment of a covenant or agreement made by Buyer in this Agreement or any Transaction Document; or

(c) any Liability arising from the operation of the Business and ownership of the Assets by the Company after the Closing Date;

(d) any Liability or obligation of the Company for taxes, fees or surcharges in any jurisdiction relating to or arising under Communications Laws, including value added, consumption, sales, use, gross receipts, excise, access, bypass or other taxes, duties, fees, charges or surcharges (including Universal Service Fund, LNP, TRS, NANP, E-911 and other regulatory fees and contributions), however designated, imposed or based upon the sale or use of the Company’s services, as well as any penalties, interest or late payment fees resulting from such Liabilities; or

(e) any Taxes of the Company or relating to the Business for any Post-Closing Tax Period, including Taxes for any Straddle Period to the extent allocated to the Post-Closing Tax Period under Section 6.05(b).

Section 8.05 Limitations. The indemnification provided for in Section 8.03 shall be subject to the following limitations:

(a) The exclusive remedy of the Buyer Indemnified Parties for any claims under Section 8.03(a) shall be against the R&W Insurance Policy except for (A) claims based on breaches in, or inaccuracies of, Seller Fundamental Representations, and (B) claims based on fraud, criminal activity or willful misconduct of a Seller. To the extent that there is any retained loss under the R&W Insurance Policy, the Sellers, jointly and severally, on the one hand, and Buyer, on the other hand, agree to each pay one-half of such retained loss.

(b) Any claim for indemnification by a Buyer Indemnified Party for Losses pursuant to Section 8.03(h) shall be made within 12 months after the Effective Date and, to the extent that any claim for indemnification pursuant to Section 8.03(h) is not recoverable under the R&W Insurance Policy, the aggregate amount of such unrecoverable Losses for which the Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 8.03(h) shall not exceed $100,000.

(c) The aggregate amount of Losses for which the Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 8.03(a) and Section 8.03(i) based upon breaches in, or inaccuracies of, Seller Fundamental Representations shall not exceed the Purchase Price.

(d) The Sellers shall not be liable to the Buyer Indemnified Parties for indemnification under Section 8.03(a) unless and until the aggregate amount of Losses for which indemnification under Section 8.03(a) is provided exceeds $15,000 (the “Threshold”), at which time the Buyer Indemnified Parties shall be indemnified for all Losses for which indemnification under Section 8.03(a) is provided including the Threshold; provided, however, that the Threshold shall not be applicable with respect to, and each Buyer Indemnified Party shall be entitled to be indemnified for, all Losses arising out of or resulting from (A) claims based upon breaches in, or inaccuracies of, Seller Fundamental Representations and (B) claims based upon fraud, criminal activity or willful misconduct.

Section 8.06 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third-Party Claims.

(i) If an Indemnified Party receives written notice of the assertion or commencement of any Action or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement in respect of which indemnification may be sought under this Agreement (a “Third-Party Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (a “Third-Party Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations except to the extent that any rights or defenses are adversely affected. Such Third-Party Claim Notice shall describe the Third-Party Claim in reasonable detail, shall include a copy of all papers served with respect to such Third-Party Claim and any other documents reasonably necessary (as determined by the Indemnified Party) and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, by giving written notice within 10 business days of receipt of a Third-Party Claim, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel; provided, that such notice contains confirmation that the Indemnifying Party has agreed to indemnify the Indemnified Party (subject to the limitation on indemnification set forth herein) for the Losses arising out of or resulting from the Third-Party Claim of which it is assuming the right to conduct and control the defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.06(a)(ii), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim if: (A) such Third-Party Claim is part of an Action to which the Indemnifying Party is also a party and the Indemnified Party is advised by counsel that a conflict exists as a result of the Indemnifying Party’s control over such proceedings, (B) such Third-Party Claim seeks injunctive or other equitable relief against the Indemnified Party, (C) such Third-Party Claim relates to or arises in connection with any governmental proceeding, action, indictment, allegation or investigation in respect of the business of Buyer, the Company or their respective Affiliates, (D) the Indemnifying Party failed or is failing to reasonably prosecute or defend such Third-Party Claim, (E) such Third-Party Claim involves any customer, supplier, distributor or other material business relation of Buyer, the Company or their respective Affiliates, or (F) if a Seller is the Indemnifying Party and such Third-Party Claim involves an obligation in excess of such Seller’s indemnification obligation under this Agreement. If the Indemnifying Party has validly made such election, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party. The Indemnified Party and the Indemnifying Party shall cooperate with each other in all reasonable respects to ensure the proper and adequate defense of any Third-Party Claim, including making available books and records and other information relating to such Third-Party Claim and furnishing employees and representatives as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(ii) Any other provision of this Agreement notwithstanding, if the Indemnifying Party assumes the defense of any Third-Party Claim pursuant to Section 8.06(a), (A) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim and (B) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall be given if the settlement by its terms obligates the Indemnifying Party to pay the full amount of the obligation in connection with such Third-Party Claim, fully and finally releases the Indemnified Party completely in connection with such Third-Party Claim, and does not impose any obligation or restriction on such Indemnified Party or its Affiliates). If the Indemnifying Party does not assume the defense of such Third-Party Claims or fails to diligently prosecute or withdraws from the defense of a Third-Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party for any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Any other provision of this Agreement notwithstanding, whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, if the Indemnified Party admits any obligation with respect to, or settles, compromises or discharges, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), then such admission, settlement or compromise will not be binding upon or constitute evidence against the Indemnifying Party for purposes of determining whether the Indemnified Party has incurred Losses that are indemnifiable pursuant to this Article VIII or the amount thereof.

(b) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from or involve a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by providing written notice thereof (a “Direct Claim Notice”) to the Indemnifying Party after the Indemnified Party becomes aware of such Direct Claim. Such Direct Claim Notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such Direct Claim Notice to respond in writing to such Direct Claim accepting or denying its responsibility with respect to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation. If the Indemnifying Party (i) agrees in writing that such Direct Claim is within the scope of and subject to indemnification pursuant to this Article VIII or (ii) does not so respond within such 30-day period (each of the foregoing clauses (i) and (ii), an “Allowed Claim”), it shall be conclusively established for purposes of this Agreement that such claim is within the scope of and subject to indemnification pursuant to this Article VIII, and, subject to the limitations set forth in Section 8.05, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person and the Indemnifying Person shall promptly pay to the Indemnified Person, the amount of such Allowed Claim (subject to the limitations set forth in Section 8.05). If within such 30-day period the Indemnifying Person agrees that it has an indemnification obligation for such Direct Claim under this Article VIII but objects to the amount set forth in the Direct Claim Notice, the Indemnified Person shall be entitled to recover from the Indemnifying Person, and the Indemnifying Person shall promptly pay to the Indemnified Person, the lesser amount, without prejudice to the Indemnified Person’s claim for the difference. If within such 30-day period the Indemnifying Person objects in writing to such claim or the amount thereof (each, a “Disputed Claim”), then the total amount of indemnification to which the Indemnified Person shall be entitled shall be determined by (A) the written agreement of the Indemnified Person and the Indemnifying Person, or (B) a final non-appealable decision of a court of competent jurisdiction.

(c) Payment. Once the total amount is determined to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within five business days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five-business day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed. Buyer, at its sole option, shall have the right to setoff the amounts due to Buyer arising from any such obligations against any amounts owed hereunder to Sellers, pro rata, including amounts owed to Sellers under the Adjustable Notes or the Convertible Notes.

Section 8.07 Exclusive Remedies. Subject to Section 9.13, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (except as may arise from a claim of fraud, criminal activity, willful misconduct, and as set forth in Section 2.04, Section 6.04, and Section 9.13) shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII (except as may arise from a claim for fraud, criminal activity, willful misconduct, and as set forth in Section 2.04, Section 6.04, and Section 9.13). Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 2.04, Section 6.04, or Section 9.13.

Section 8.08 Tax Treatment of Indemnification Payments. Any indemnification payments made hereunder shall be treated as an adjustment to the Purchase Price for all applicable Tax purposes except as otherwise required by Law.

Article IX
MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing (including e-mail transmission) and shall be deemed to have been given (i) if delivered by hand, when such delivery is made, (ii) if sent by a nationally recognized overnight courier, when received by the addressee, (iii) if delivered by e-mail or facsimile, when such e-mail or facsimile is transmitted to the number or e-mail address specified below, or (iv) if sent by certified or registered mail, return receipt requested, postage prepaid to the address specified below, three business days after the day mailed.

If to Sellers:	The Jerry and Lisa Morris Revocable Trust dated November 18, 2002
Attn: Jerry Morris
17487 Calle Mayor
Rancho Santa Fe, CA 92067

and

Jeffrey Posner
16980 Going My Way
San Diego, CA 92127

With a copy to:	Bold Legal LLC
1999 Broadway, Suite 770
Denver, CO 80303
Attention: David J. Kendall

If to Buyer:	T3 Communications, Inc.
825 W. Bitters, Suite 104
San Antonio, Texas 78216
Attention: Art Smith

With a copy to:	BoyarMiller
2925 Richmond Ave., 14th Floor
Houston, Texas 77098
Attention: Lawrence E. Wilson
Fax: (713) 552-1758

Any party may make changes to the address for notice by delivering a written notice to the other parties in accordance with this Section 9.02.

Section 9.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.04(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.05 Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedules) and the other Transaction Documents constitute the entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 9.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties. The foregoing notwithstanding, the Sellers agree that Buyer shall be entitled to assign and/or collaterally assign all of its rights under this Agreement (including its indemnification rights), in whole or in part, without obtaining the consent or approval of any other party hereto to Post Road Special Opportunity Fund II LP (“PR”), or any Affiliates and agents of PR. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.07 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The foregoing notwithstanding, the parties agree that (i) in the event of a breach of this Agreement by any Seller, Buyer, Parent and PR shall have the right to enforce Buyer’s rights under this Agreement, (ii) Parent is expressly intended to be the beneficiary of Section 6.01, Section 6.02 and Section 6.04(b), and (iii) the Buyer Indemnified Parties and the Seller Indemnified Parties are expressly intended to be beneficiaries of Article VIII.

Section 9.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. Any such amendment signed by the parties hereto shall be binding upon such parties.

Section 9.09 Waiver. Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other parties with any of the agreements or conditions contained herein. Any such waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of law provision, theory, principles or rule (whether of the State of New York or any other jurisdiction).

(b) ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE STATE OR FEDERAL COURTS IN AND FOR THE BOROUGH OF MANHATTAN, NEW YORK, OR THE SOUTHERN DISTRICT OF NEW YORK, AS APPLICABLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION BROUGHT IN ANY SUCH COURT AND EACH PARTY WAIVES ALL DEFENSES OR OBJECTION TO VENUE OF THE FEDERAL OR STATE COURTS IN AND FOR THE BOROUGH OF MANHATTAN, NEW YORK, OR THE SOUTHERN DISTRICT OF NEW YORK, AS APPLICABLE, OF ANY ACTION IN SUCH COURTS AND IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10(c).

Section 9.11 Attorneys’ Fees with Respect to Litigation. If any Seller, on the one hand, or Buyer on the other hand, initiates any Action involving this Agreement or any agreement executed pursuant hereto against the other, the prevailing party in such Action shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees, experts’ fees, and other costs and expenses incurred by the prevailing party in respect of that Action, including any and all appeals thereof, and such reimbursement shall be included in judgment or final order issued in such Action.

Section 9.12 Reliance. Each of the parties shall be deemed to have relied upon the accuracy of the written representations and warranties made to it in or pursuant to this Agreement, notwithstanding any investigations conducted by or on its behalf or notice, knowledge or belief to the contrary.

Section 9.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to equitable relief, including an injunction or injunctions in connection with any breach or threatened breach of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, including to enforce the obligations of each Seller and Buyer to consummate the Closing. This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to the parties under this Agreement or the Law, including the right to seek damages from the breaching party for a breach of any provision of this Agreement, nor shall this paragraph be construed to limit the rights or remedies available under applicable Law for any violation of any provision of this Agreement. The parties hereby expressly waive all requirements of posting a bond in any equitable relief sought, injunctive relief or otherwise.

Section 9.14 Disclosure Schedule. The Disclosure Schedules are arranged to correspond to the representations and warranties in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

Section 9.15 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or e-mail) in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of the signature page to this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.16 Counsel. SELLERS ACKNOWLEDGE THAT THEY ARE EXECUTING A LEGAL DOCUMENT THAT CONTAINS CERTAIN DUTIES, OBLIGATIONS AND RESTRICTIONS AS SPECIFIED HEREIN. SELLERS FURTHERMORE ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED OF THEIR RIGHT TO RETAIN LEGAL COUNSEL, AND THAT THEY HAVE EITHER BEEN REPRESENTED BY LEGAL COUNSEL PRIOR TO THEIR EXECUTION HEREOF OR HAVE KNOWINGLY ELECTED NOT TO BE SO REPRESENTED. SELLERS ACKNOWLEDGE AND AGREE THAT BOYARMILLER HAS REPRESENTED BUYER IN CONNECTION WITH THIS AGREEMENT. FROM TIME TO TIME, AND AT THE REQUEST OF BUYER OR PARENT OR THEIR RESPECTIVE AFFILIATES, BOYARMILLER MAY RENDER LEGAL ADVICE AND PROVIDE LEGAL SERVICES TO BUYER, PARENT, AND/OR THEIR RESPECTIVE AFFILIATES AT FEES AND COSTS TO BE PAID BY BUYER, PARENT AND/OR SUCH AFFILIATES. IN NO EVENT SHALL AN ATTORNEY/CLIENT RELATIONSHIP EXIST BETWEEN BOYARMILLER, ON THE ONE HAND, AND ANY SELLER, ON THE OTHER HAND.

[Balance of Page Intentionally Blank. Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the Closing Date.

BUYER:

T3 COMMUNICATIONS, INC.,
a Nevada corporation

By:
Printed Name:
Title:

SELLERS:

The Jerry and Lisa Morris Revocable Trust dated November 18, 2002,

a

By:
Printed Name:
Title:	Trustee

JEFFREY POSNER

Signature Page to Equity Purchase Agreement

APPENDIX
CERTAIN DEFINITIONS

“Accounts Payable” means all trade accounts payable and other similar obligations arising from the purchase of goods or services for resale or consumption in the Ordinary Course of Business other than (i) Indebtedness, (ii) Transaction Expenses, (iii) obligations relating to goods or services that have not been received, and (iv) obligations that arise from goods or services returned for credit.

“Accounts Receivable” means all subscriber accounts, accounts receivable, notes receivable, and other rights to receive anything of value arising from the sale or lease of goods or services or the license of software in the Ordinary Course of Business, including any associated commissions or revenue to be received by the Company under any Agent and/or Partner Agreement with another Person but excluding any amount that a vendor or supplier is obligated to pay for the performance of warranty service relating to the goods or services provided by such vendor or supplier.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, grievance, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding, including proceedings by or before any Governmental Authority, arbitrator or mediator.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise and includes (i) the members of such Person’s immediate family that reside with such Person, and (ii) any Person that is controlled by one or more the Persons described in clause (i).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (P.L. 116-136), together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.

“Cash” means cash on hand or held in demand deposit accounts for the benefit of the Company (excluding any cash that is restricted as to its use by the Company), determined in accordance with GAAP and minus (i) all outstanding checks, drafts, ACH payments and other negotiable instruments outstanding that have not posted or cleared plus (ii) all checks, drafts, ACH payments and other negotiable instruments that have been submitted for collection for which funds have not been received.

“Closing Date” means the date on which the Closing occurs.

“COBRA” means the group health plan continuation of coverage requirements of Title I, Part 6, of ERISA and Section 4980B of the Code.

Appendix

“Code” means the Internal Revenue Code of 1986, as amended, or any amending or superseding Laws of the United States.

“Communications Laws” means (a) the Communications Act of 1934, as amended (47 U.S.C. §151 et seq.) and the rules, regulations, decisions and policies of the FCC promulgated thereunder; (b) the state and local statutes governing the communications industry and the rules, orders, regulations and other applicable requirements of any state or local Governmental Authority; and (c) any other rules, regulations, published orders, policies and decisions promulgated by the telecommunications regulatory agencies of the United States, states, municipalities, and territories and interpretations thereof by courts of competent jurisdiction, in each case, with jurisdiction over any of the services offered by the Company, all as the same may be in effect from time to time.

“Contract” means any contract, agreement, subcontract, license, lease, note, indenture, commitment, memorandum of understanding, purchase order, sales order, or other legally binding obligation, whether written or oral, and each amendment, supplement, or modification, whether written or oral, in respect of any of the foregoing.

“Data Laws” means Laws, guidelines and rules in any jurisdiction (foreign, federal, state, provincial or local) applicable to data privacy, data security, personal information, identity theft protection and/or breach notification of all jurisdictions where data subjects reside, as well as industrial standards applicable to the Company.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means United States Dollars.

“Employee Benefit Plan” means any written or oral employee benefit or compensation arrangement, plan, policy, practice, Contract or program established, maintained or sponsored by the Company or any ERISA Affiliate, or to which the Company or any ERISA Affiliate contributes or is required to contribute, on behalf of or for the benefit of any current or former employees, officers, directors, retirees, independent contractors or consultants of the Company or any ERISA Affiliate (or any of their respective spouses or dependents), or to which the Company has or could reasonably be expected to have any obligation or Liability (contingent or otherwise), including any obligation with respect to any ERISA Affiliate, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and any other pension, retirement, profit-sharing, bonus, incentive compensation, deferred compensation, employment agreement or contract, vacation, sick pay or other paid time off, stock purchase, equity or phantom equity, severance, change in control pay or vesting, unemployment, hospitalization or other medical, dental, vision, welfare benefits, life insurance, long-term or short-term disability, change of control bonus, fringe benefit or other arrangement or contract which is currently or has been at any time maintained or contributed to by the Company or any ERISA Affiliate for the benefit of any current or former partner, officer, employee or director or the dependents thereof, in each case, whether funded or unfunded and whether or not tax-qualified.

Appendix

“Encumbrance” means any encumbrances, liens (statutory or other), security interests, claims, easements, mortgages, deeds of trust, leases, subleases, options, pledges, usufruct, deposits, hypothecations, charges, rights of first refusal or offer, preemptive or conversion rights, options, conversion right, royalty, rights-of-way or restrictions of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset) or any other preferential right, reservation of ownership, agreement or arrangement having a similar effect or subject to any factoring arrangement, conditional or credit sale agreement, agreement for payment on deferred terms, reservation of title or any similar agreement, arrangement, restriction or encumbrance (or any agreement or obligations, including a conditional obligation, to create or enter into any of the foregoing).

“Environment” means (i) land, including surface land, sub-surface strata, seabed and riverbed under water (as defined in clause (ii)); (ii) water, including coastal and inland water, surface waters, and ground waters; and (iii) ambient air.

“Environmental Law” means any federal, state, local, foreign, and provincial Law pertaining to the prevention of pollution, remediation of contamination or restoration of environmental quality, protection of human health (to the extent relating to any exposure to any Hazardous Substance) or the Environment (including natural resources), or workplace health and safety, including any Law relating to the management, containment, manufacture, possession, presence, use, processing, generation, transportation, treatment, storage, disposal, Release, abatement, removal, remediation or handling of or exposure to any Hazardous Substances including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any regulation implementing any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 et seq., including all regulations promulgated thereunder (and all successors thereto).

“ERISA Affiliate” means any entity (whether or not incorporated) which is (or at any relevant time was) (i) a member of a “controlled group of corporations” within the meaning of Section 414(b) of the Code, (ii) a member of a group of trades or businesses which are under “common control” within the meaning of Sections 414(c) or (o) of the Code, (iii) is otherwise required to be aggregated with the Company pursuant to the provisions contained in Section 414 of the Code, or (iv) an affiliated service group under Section 414(m) of the Code or Section 4001(b)(1) of ERISA.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied from period to period except to the extent of mandatory changes.

“Governmental Authority” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any agency or instrumentality of such government or political subdivision, or any stock exchange or self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), any arbitrator, court or tribunal of competent jurisdiction, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Appendix

“Hazardous Substance” means any chemical, substance or material defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, solid waste, pollutant, contaminant, or toxic substance under any Environmental Law, and any petroleum or petroleum products that have been Released into the Environment.

“Indebtedness” means, without duplication, (i) any obligation (A) for borrowed money, (B) arising out of any extension of credit (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments) or for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements, (C) evidenced by notes, bonds, debentures or similar instruments, (D) in respect of leases of (or other agreements conveying the right to use) property or other assets which GAAP requires to be classified and accounted for as capital leases or (E) in respect of interest rate swap, cap or collar agreements or similar arrangements providing for the mitigation of interest rate risks either generally or under specific contingencies; (ii) any obligation for the payment of interest, late payment fees or penalties, prepayment premiums or penalties, service charges or other fees or amounts relating to the obligations described in clause (i); and (iii) any obligation of the type described in the preceding clauses (i) or (ii) of another Person guarantied or secured by an Encumbrance on any asset or property or otherwise as to which any Liability exists.

“Intellectual Property Assets” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including (i) all rights arising from, in and to the Company’s Trademarks, the Company’s Patents, the Company’s Copyrights, and the Company’s Software, and all information regarding the status of the prosecution, filing, maintenance, operation thereof, (ii) all proprietary know how, trade secrets and other intellectual property rights of the Company or the Business, and (iii) all rights to any Actions of any nature available to or being pursued the Company to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Inventory” means all raw materials, work-in-progress and finished goods held for consumption or resale in the Ordinary Course of Business and the cost of providing services that have not been billed and included in Accounts Receivable.

“IRS” means the United States Department of the Treasury, Internal Revenue Service and any successor Governmental Authority responsible for the administration and enforcement of the Code.

Appendix

“Knowledge of the Company” or any other similar knowledge qualification, means the actual knowledge, after reasonable investigation, of any Seller or of any director, manager or officer of the Company and the knowledge which such Person would have acquired after using commercially reasonable and customary efforts to make a due inquiry into the underlying subject.

“Law” means any domestic or foreign statute, law, ordinance, regulation, rule, code, Order, injunction, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority and generally accepted industry standards.

“Liability” means any debt, liability or obligation, including any interest, penalties, fees, costs and expenses, whether known or unknown, matured or unmatured, accrued or unaccrued, vested or unvested, asserted or unasserted, actual or contingent.

“License” means any municipal, state, federal or foreign licenses, permits, certificates, certifications, exemptions, franchises, registrations, approvals, waivers, consents and authorizations from any Governmental Authority or any other Person.

“Loss” or “Losses” means all losses, costs, interest, charges, obligations, liabilities, Actions, settlement payments, awards, judgments, fines, penalties, damages, assessments, deficiencies of whatever kind, or associated reasonable expenses, including reasonable attorneys’ fees and the cost of investigating and enforcing any right to indemnification hereunder.

“Material Adverse Effect” means any event, occurrence, fact, condition, change, circumstance, effect, development or state of facts that has had, or would reasonably be expected to have, a material adverse effect on (i) the business, prospects, results of operations, condition (financial or otherwise), assets or liabilities of the Company, or (ii) the ability of the Sellers to perform their respective obligations under this Agreement or the Transaction Documents or consummate the transactions contemplated hereby or thereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (A) general economic or political conditions; (B) conditions generally affecting the industry in which the Business operates; (C) acts of war, sabotage or terrorism, military actions or the escalation thereof, (D) any changes in applicable Laws or accounting rules or principles, including mandatory changes in GAAP, (E) any action required by this Agreement, (F) the announcement of this Agreement or the transactions contemplated hereby, or (G) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; provided, however, that, such exclusions shall not apply to the extent that such event, occurrence, fact, condition or change disproportionately affects the Company with respect to the Business as compared to other participants in the industry in which the Business operates.

“Net Working Capital” means (i) current assets less (ii) current liabilities, determined in accordance with GAAP and adjusted on a basis consistent with Schedule 2. For the avoidance of doubt, Net Working Capital shall not include any obligations under an Employee Benefit Plan or Transaction Expenses.

“Net Working Capital Lower Limit” means negative TWO MILLION, THREE HUNDRED SIXTY THOUSAND and NO/100 UNITED STATES DOLLARS (-$2,360,000.00).

“Net Working Capital Upper Limit” means negative TWO MILLION, ONE HUNDRED SIXTY THOUSAND and NO/100 UNITED STATES DOLLARS (-$2,160,000.00).

Appendix

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Ordinary Course of Business” means the conduct of the Business consistent with historical practices, including the maintenance and repair of property in accordance with good industry practices, the replacement of inventory and materials as it is sold or consumed, the performance of Contracts as required by the terms thereof, the payment of obligations when due, and the collection of accounts in due course.

“Organizational Documents” means with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments and other modifications thereto.

“Ownership Percentages” means the percentage of the Shares owned by each Seller, as set forth in Schedule 1.

“Parent” means Digerati Communications, Inc., a Nevada corporation.

“Permitted Encumbrance” means: (i) any zoning, building codes, or other governmentally established restrictions or encumbrances, (ii) liens for current period Taxes which are not yet delinquent, (iii) inchoate liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s liens arising in the Ordinary Course of Business but only to the extent such liens secure obligations that, as of the Closing, are not due and payable or in default; or (iv) minor defects or irregularities in title, easements, covenants, conditions, restrictions, and other similar matters of record affecting title to real property that do not or would not materially impair the use or occupancy of such real property in the operation of the Business as currently conducted thereon.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date and, with respect to any taxable period beginning before and ending after the day prior to the Closing Date, the portion of such taxable period beginning on the Closing Date.

“PPP Lender” means Seacoast Commerce Bank.

“PPP Loan” means the U.S. Small Business Administration Loan, dated April 17, 2020, from the PPP Lender, as lender, to the Company, as borrower, under the U.S. Small Business Administration Paycheck Protection Program Note in the original principal amount of $ SIX HUNDRED EIGHTY-FIVE THOUSAND SIX HUNDRED DOLLARS ($685,600.00).

Appendix

“Pre-Closing Tax Period” means any taxable period ending on or before the day prior to the Closing Date and, with respect to any taxable period beginning before and ending after day prior to the the Closing Date, the portion of such taxable period ending on and including the day prior to the Closing Date.

“R&W Insurance Quotation” that certain non-binding indication letter from Beazley Group, dated December 9, 2021, for a representations and warranties insurance policy that Buyer intends to obtain for the benefit of Buyer in connection with this Agreement.

“R&W Insurance Policy” means the policy of insurance issued by Beazley Group pursuant to the R&W Quotation.

“Release” means any release, spill, emission, leakage, pumping, injection, deposit, disposal, discharge, placement, discarding, abandonment, emptying, migration, escape, dumping, dispersal or leaching into the Environment.

“Remedial Action” means all actions required by Environmental Law to (i) clean up, remove, treat, or in any other way address any Hazardous Substances in the Environment; (ii) prevent the Release, or minimize the further Release, of any Hazardous Substance so it does not endanger or threaten to endanger human health or the Environment; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release of Hazardous Substances.

“Seller Fundamental Representations” means the representations and warranties contained in Section 3.01 Powers and Capacity of the Sellers, Section 3.02 Authorization, Execution and Enforceability of Agreement, Section 3.03 No Conflicts, Consents, Section 3.04 Ownership of Shares, Section 3.05 Restrictions on Transfer, Section 3.06 Solvency, Section 3.07 Brokers and Finders, Section 4.01 Organization and Qualification of the Company, Section 4.02 Capitalization, Section 4.05 No Conflicts; Consents, Section 4.09(a) Title to and Sufficiency of Assets, Section 4.18 Employee Benefit Plans, and Section 4.19 Taxes, with respect to federal and state income taxes.

“Straddle Period” means a taxable period that begins before and ends after the day prior to the Closing Date.

“Subordination Agreement” means that certain Subordination Agreement dated as of the Closing Date among Buyer, PR and the Sellers.

“Subsidiary” means, with respect to any Person, any other Person (i) in which such Person owns or has the right to acquire, directly or indirectly, more than 20% of the voting rights, (ii) in which such Person owns or has the right to acquire, directly or indirectly, more than 20% of the economic interest, howsoever denominated, (iii) in which such Person is or has the right to become a general partner, trustee, manager or other governing person, or (iv) whose financial statements are required to be consolidated with such Person in accordance with GAAP.

Appendix

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including: (i) income, franchise, profits, margins, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, occupation, premium, registration and gains taxes; (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind; (iii) interest, penalties and additions to tax imposed with respect thereto; and (vi) any transfer liability in respect of any item described in clause (i), (ii), or (iii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign Law), or otherwise. “Tax” and “Taxes” shall not include any universal service fee, surcharges, regulatory contributions or other amounts required to be collected, reported or remitted under Communications Laws.

“Tax Return” means any return, report or statement filed or required to be filed with a Governmental Authority with respect to any Taxes (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Transaction Documents” means this Agreement, the Closing Statement, the Adjustable Notes, the Convertible Notes, the Subordination Agreement, the Payoff Letters, and the other agreements, instruments and documents required to be delivered in connection with the transactions contemplated by this Agreement.

“Transaction Expenses” means all liabilities, costs, fees and expenses incurred by or on behalf of the Sellers or the Company in connection with the negotiation, preparation, execution or delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby, including (i) all legal and professional fees, (ii) all investment banker fees and commissions, finders fees, brokerage fees and other similar amounts payable by the Company or the Sellers, and (iii) all amounts payable by the Company or the Sellers with respect to severance payments, change of control payments, retention bonuses, vesting or payment of amounts under Employee Benefit Plans or Contracts, and other payments that become payable as a result of the execution of this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby.

“Transfer Taxes” means any sales, use, excise, transfer, vehicle transfer, recordation, stamp, conveyance, value added, or similar Taxes arising out of, in connection with, or attributable to the transactions contemplated by this Agreement.

Appendix

SCHEDULE 1
OWNERSHIP OF SHARES AND OWNERSHIP PERCENTAGES

Seller	Number and Class	Ownership Percentage
The Jerry and Lisa Morris Revocable Trust dated November 18, 2002	1350 Shares of Common Stock	90%
Jeff Posner	150 Shares of Common Stock	10%

Schedule 1

SCHEDULE 2
NET WORKING CAPITAL COMPUTATION

Schedule 2